UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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LA JOLLA PHARMACEUTICAL COMPANY
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF THE 2019 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 8, 2019

To the Shareholders of La Jolla Pharmaceutical Company:

The 2019 Annual Meeting of Shareholders (the “Annual Meeting”) of La Jolla Pharmaceutical Company (the “Company”) will be held at 4550 Towne Centre Court, San Diego, California 92121, on October 8, 2019 at 9:00 a.m. Pacific Time. The Annual Meeting will be held for the following purposes, as more fully described in the accompanying Definitive Proxy Statement (the “Proxy Statement”):

1.
To elect George Tidmarsh, Kevin Tang, Laura Johnson Douglass, Craig Johnson, David Ramsay and Robert Rosen as directors to serve until the 2020 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.	To ratify the selection of Squar Milner LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019;

3.	To approve the amendment of the La Jolla Pharmaceutical Company 2013 Amended and Restated Equity Incentive Plan to increase the number of shares of common stock issuable thereunder by 1,500,000;

4.	To approve the Company’s executive compensation on an advisory basis;

5.	To vote on the frequency of future advisory votes to approve the Company’s executive compensation to our Named Executive Officers; and

6.	To transact any other matters that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on September 6, 2019 are entitled to notice of, and to vote on, the proposals described in the Proxy Statement.

By the Order of the Board of Directors,

/s/ George Tidmarsh

George Tidmarsh, M.D., Ph.D.
Chief Executive Officer

San Diego, California
September 18, 2019

Important Notice Regarding the Availability of Proxy Materials for the 2019 Annual Meeting of Shareholders to Be Held on October 8, 2019

The Proxy Statement and the Annual Report for the year ended December 31, 2018 are available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT

Whether or not you expect to attend the Annual Meeting, we urge you to vote promptly by completing, signing, dating and returning the enclosed proxy card or voting instruction form in the enclosed postage-prepaid envelope or via telephone or the Internet as instructed in the enclosed proxy card or voting instruction form. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, fiduciary or custodian and you wish to vote at the Annual Meeting, you must obtain a proxy card issued in your name from that intermediary. A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting must be represented at the Annual Meeting, either in person or by proxy, to constitute a quorum.

DEFINITIVE PROXY STATEMENT
FOR THE 2019 ANNUAL MEETING OF SHAREHOLDERS
October 8, 2019 at 9:00 a.m., Pacific Time

GENERAL INFORMATION

This Definitive Proxy Statement (this “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of La Jolla Pharmaceutical Company (“we,” “us,” “our” or the “Company”) for use at the 2019 Annual Meeting of Shareholders, to be held on October 8, 2019, at 9:00 a.m., Pacific Time, or at any other time following adjournments or postponements thereof (the “Annual Meeting”). The Annual Meeting will be held at 4550 Towne Centre Court, San Diego, California, 92121. This Proxy Statement, the Notice of the 2019 Annual Meeting of Shareholders, the 2018 Annual Report and the related proxy materials are being mailed to our shareholders on or about September 18, 2019.

Only shareholders of record at the close of business on September 6, 2019 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. At the close of business on the Record Date, 27,140,967 shares of common stock were issued and outstanding. Each share of common stock is entitled to one vote on each matter to be voted on at the Annual Meeting. Shareholders will not be entitled to cumulate votes in the election of directors. Shares cannot be voted at the Annual Meeting unless the holder thereof is represented, either in person or by proxy. A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting must be represented at the Annual Meeting, either in person or by proxy, to constitute a quorum.

Our Board has selected George Tidmarsh, M.D., Ph.D. and Dennis Mulroy to serve as proxies at the Annual Meeting. The shares of common stock represented by each executed and returned proxy will be voted in accordance with the instructions indicated on the proxy card or voting instruction form.

If you are a shareholder of record and you sign your proxy card or voting instruction form without giving specific instructions, the Company will vote your shares “FOR” each director nominee, “FOR” Proposals 2, 3 and 4, and for every “THREE YEARS” for Proposal 5. The proxy also confers discretionary authority to vote the shares entitled to be voted thereby on any matter that may properly come before the Annual Meeting; we currently know of no other business to be presented.

Any proxy given may be revoked by the person giving it at any time before it is voted at the Annual Meeting. If you are a shareholder of record, you may revoke your proxy and change your vote through one of the following three ways: (i) you may send a written notice to the Company’s Secretary stating that you would like to revoke your proxy; (ii) you may complete and submit a new proxy card, but it must bear a later date than the original proxy, or you may submit new proxy instructions via telephone or the Internet; or (iii) you may vote in person at the Annual Meeting, however, your attendance at the Annual Meeting will not, by itself, revoke your proxy. If you have instructed a broker, fiduciary or custodian to vote your shares, you must follow the directions you receive from your broker, fiduciary or custodian to revoke your proxy and change your vote. Your last vote will be the vote that is counted.

We will provide copies of this Proxy Statement and accompanying materials to brokers, fiduciaries and custodians for forwarding to beneficial owners and will reimburse these persons for their costs of forwarding these materials. Our directors, officers and employees may solicit proxies by telephone, facsimile or personal solicitation. We will not pay additional compensation for any of these services.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND VOTING

Q.	Why am I receiving these proxy materials?

A.
You are receiving these proxy materials, including this Definitive Proxy Statement (the “Proxy Statement”), the Notice of the 2019 Annual Meeting of Shareholders, the 2018 Annual Report and the proxy card or voting instruction form, in connection with the solicitation of proxies by the Board of Directors (the “Board”) of La Jolla Pharmaceutical Company (“we,” “us,” “our” or the “Company”) for use at the 2019 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on October 8, 2019 at 9:00 a.m. Pacific Time at 4550 Towne Centre Court, San Diego, California 92121, or at any other time following adjournments or postponements thereof. You are invited to attend the Annual Meeting and are entitled to, and requested to, vote on the proposals described in this Proxy Statement. The proxy materials are being mailed to our shareholders on or about September 18, 2019.

Q.	How many shares must be present to conduct business?

A.
A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting must be represented at the Annual Meeting, either in person or by proxy, to constitute a quorum. A quorum is required to conduct business at the Annual Meeting.

Q.	What am I voting on?

A.	The proposals to be voted on at the Annual Meeting are as follows:

1.	Election of the 6 director nominees named in this Proxy Statement to serve until the 2020 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.	Ratification of the selection of Squar Milner LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019;

3.
Approval of the amendment of the La Jolla Pharmaceutical Company 2013 Amended and Restated Equity Incentive Plan (the “2013 Equity Incentive Plan”) to increase the number of shares of common stock issuable thereunder by 1,500,000;

4.	Advisory approval of the Company’s executive compensation; and

5.	Advisory vote on the frequency of future advisory votes to approve the Company’s compensation to our Named Executive Officers.

Q.	How does the Board recommend that I vote?

A.	The Board recommends that you vote your shares of common stock “FOR” each director nominee, “FOR” Proposals 2, 3, 4 and for every “THREE YEARS” for Proposal 5.

Q.	What shares can I vote at the Annual Meeting?

A.
You may vote all shares of common stock owned by you as of the Record Date, including: (i) shares held directly in your name as the shareholder of record; and (ii) shares held for you as the beneficial owner through a broker, fiduciary or custodian.

Q.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A.	Shareholder of Record: Shares of Common Stock Registered in Your Name
If your shares of common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered to be, with respect to those shares of common stock, the shareholder of record, and these proxy materials are being sent directly to you by us. As the shareholder of record, you have the right to vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card or vote by proxy via telephone or the Internet.
Beneficial Owner: Shares of Common Stock Registered in the Name of a Broker, Fiduciary or Custodian
If your shares of common stock are held by a broker, fiduciary or custodian, you are considered the beneficial owner of shares of common stock held in “street name,” and these proxy materials are being forwarded to you from that broker, fiduciary or custodian. As the beneficial owner of shares of common stock held in “street name,” you have the right to direct your broker, fiduciary or custodian how to vote and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, fiduciary or custodian giving you the right to vote at the Annual Meeting.

Q.	How can I vote my shares without attending the Annual Meeting?

A.
Whether you are a shareholder of record or a beneficial owner, you may direct how your shares are voted without attending the Annual Meeting. Shareholders of record may vote by proxy using the enclosed proxy card or vote by proxy via telephone or the Internet. Beneficial owners may cause their shares to be voted by proxy using the voting instruction form provided by their broker, fiduciary or custodian and mailing it in the accompanying postage-prepaid envelope or via telephone or the Internet.

Q.	How can I vote my shares in person at the Annual Meeting?

A.
Shareholders of record may vote in person at the Annual Meeting. Beneficial owners may not vote in person at the Annual Meeting unless they obtain a “legal proxy” from the broker, fiduciary or custodian that holds the shares, giving them the right to vote such shares at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card or voting instruction form, as described above, so that your vote will be counted if you later decide not to, or are unable to, attend the Annual Meeting.

Q.	Is my vote confidential?

A.
Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except: (i) as necessary to meet applicable legal requirements; (ii) to allow for the tabulation of votes and the certification of the vote; and (iii) to facilitate a successful proxy solicitation. Occasionally, shareholders provide written comments on their proxy card or voting instruction form, which may then be forwarded to the Company’s management.

Q.	How are votes counted?

A.
If you provide specific instructions with regard to an item, your shares will be voted as you instruct on such item. If you are a shareholder of record and sign your proxy card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” the director nominees identified herein, “FOR” Proposals 2, 3, 4, for every “THREE YEARS” for Proposal 5, and in the discretion of the proxy holders on any other matters that properly come before the Annual Meeting).

Q.	What is a “broker non-vote”?

A.
A “broker non-vote” occurs when a beneficial owner does not give instructions to the broker, fiduciary or custodian holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares of common stock are held in “street name,” the beneficial owner is entitled to give voting instructions to the broker, fiduciary or custodian holding the shares. If the beneficial owner does not provide voting instructions, the broker, fiduciary or custodian can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of shareholders, such as mergers, dissolutions or other shareholder proposals, as well as the election of directors and the approval of proposals relating to equity compensation plans. Because rulings on proposals are made pursuant to rules and interpretations governing the conduct of brokerage firms, rather than rules that apply directly to the Company, we have not made any determinations or predictions on how such rulings will be made. However, we have indicated below with respect to each proposal what the effect of a broker non-vote would be if a broker non-vote is returned with respect to that proposal. Broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Q. What is the vote required to approve each matter?

A.
With regard to the election of directors, votes may be cast in favor of a director nominee or withheld. Because director nominees are elected by plurality of votes cast, votes withheld and any broker non-votes will be entirely excluded from the vote and will have no effect on the outcome of the vote.

With regard to Proposals 2, 3, 4 and 5, these matters require the approval of a majority of the votes cast on the matter affirmatively or negatively. Because abstentions and broker non-votes are neither an affirmative nor a negative vote, they will be disregarded. Approval of these proposals also requires the affirmative vote of a majority of the shares necessary to constitute a quorum. As a result, a large number of abstentions or broker non-votes could prevent the approval of these proposals.
If you return a proxy card or voting instruction form that indicates an abstention from voting on all matters, the shares represented will be counted as present for the purpose of determining the presence of a quorum, but they will not be voted on any matter at the Annual Meeting.

Q.	What does it mean if I receive more than one set of proxy materials?

A.
If you receive more than one set of proxy materials, your shares of common stock may be registered in more than one name or held in different accounts. Please complete, sign, date and return each proxy card or voting instruction form that you receive to ensure that all of your shares of common stock are voted.

Q.	Who is soliciting my vote and who is paying the costs?

A.
Your vote is being solicited on behalf of the Board, and the Company will pay the costs associated with the solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement.

Q.	How can I find out the voting results?

A.
We expect to announce preliminary voting results at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission (the “SEC”) within 4 business days after the Annual Meeting.

Q.	Whom should I contact if I have questions?

A.	If you have any additional questions about the Annual Meeting or the proposals presented in this Proxy Statement, you should contact:
Dennis Mulroy
Chief Financial Officer
La Jolla Pharmaceutical Company
4550 Towne Centre Court
San Diego, CA 92121
(858) 207-4264 Ext: 1040

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors

We currently have 5 members of our Board of Directors (the “Board”): George Tidmarsh, M.D., Ph.D., Kevin Tang, Laura Johnson Douglass, Craig Johnson and Robert Rosen. All 5 of the incumbent directors have been nominated for reelection at the Annual Meeting along with a proposed sixth board member David Ramsay. Mr. Ramsay was recommended to our Nominating and Corporate Governance Committee as a director nominee by a non-employee director. Director nominees elected at the Annual Meeting will hold office until the 2020 Annual Meeting of Shareholders and until their successors are elected and qualified, unless they resign or their seats become vacant due to death, removal or other cause in accordance with our organizational documents. All of the director nominees have indicated their willingness to serve, if elected.

Unless authority to vote for any of the director nominees is withheld in a proxy, shares represented by proxies will be voted “FOR” all director nominees. In the event that any director nominee becomes unavailable for reelection as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee, if any, as the Board may propose. Alternatively, the Board may elect to reduce the size of the Board within the range authorized under the Articles of Incorporation.
The biographies of the director nominees and their ages as of July 1, 2019 are set forth below.
Director Nominees
The people listed below are nominated for election to the Board, to serve a one-year term until his or her successor is elected and qualified following the 2020 Annual Meeting of Shareholders. Our Board recommends that you vote “FOR” the following director nominees:

Name	Age	Position
George Tidmarsh, M.D., Ph.D.	59	President, Chief Executive Officer, Secretary and Director
Kevin Tang	52	Director, Chairman of the Board
Laura Johnson Douglass	55	Director
Craig Johnson	57	Director
David Ramsay	55	Director
Robert Rosen	63	Director

George Tidmarsh, M.D., Ph.D. has served as President, Chief Executive Officer, Secretary and a director of the Company since 2012. Dr. Tidmarsh has more than 25 years of experience creating, building and leading biotechnology and pharmaceutical companies and developing innovative pharmaceutical products. Dr. Tidmarsh has also served as a director of Odonate Therapeutics, Inc. since 2016. In 2005, Dr. Tidmarsh founded Horizon Pharma, Inc., where he served as President and Chief Executive Officer until 2008 and as a director and consultant until 2011. In 2001, he founded Threshold Pharmaceuticals, Inc., where he served as President until 2005. From 1996 to 2000, Dr. Tidmarsh held various senior positions at Coulter Pharmaceutical, Inc., most recently serving as Chief Medical Officer. Earlier in his career, Dr. Tidmarsh held various scientific and clinical positions at Sequus Pharmaceuticals, Inc., Gilead Sciences, Inc. and SyStemix, Inc. Dr. Tidmarsh received a Ph.D. degree and an M.D. degree from the Stanford University School of Medicine and a B.S. degree in microbiology from Stanford University. The Board has concluded that Dr. Tidmarsh should serve on our Board based on his experience forming, building and leading biotechnology companies.

Kevin Tang has served as a director and as Chairman of the Board of the Company since 2014. Mr. Tang has more than 25 years of experience evaluating, creating and building biotechnology companies that are focused on developing treatments for life-threatening and debilitating diseases and conditions. Since 2013, Mr. Tang has served as the Chairman and Chief Executive Officer of Odonate Therapeutics, Inc., a pharmaceutical company dedicated to the development of best-in-class therapeutics that improve and extend the lives of patients with cancer. Mr. Tang also serves as the President of Tang Capital Management, LLC, a life sciences-focused investment company he founded in 2002. Since 2009, Mr. Tang has served as a director of Heron Therapeutics, Inc. and since 2012, has served as Chairman. From 2009 through its acquisition by Endo Pharmaceuticals, Inc. in 2010, he served as a director of Penwest Pharmaceuticals Co. In 2006, Mr. Tang co-founded Ardea Biosciences, Inc. and served as a director from inception through its acquisition by AstraZeneca PLC in 2012. From 2001 to 2008, he was a director of Trimeris, Inc. From 1993 to 2001, Mr. Tang held various positions at Deutsche Banc Alex Brown,

Inc., an investment banking firm, most recently serving as Managing Director and head of the firm’s Life Sciences research group. Mr. Tang received a B.S. degree from Duke University. The Board has concluded that Mr. Tang should serve as a director based on his experience forming and building biotechnology companies, serving as a director of numerous biotechnology companies and serving as a manager of funds specializing in the area of life sciences.

Laura Johnson Douglass has served as a director of the Company since 2013. Ms. Douglass has over 25 years of management experience of increasing responsibility in the biopharmaceutical industry across multiple disciplines, including clinical research and operations. Ms. Douglass is the President and Chief Executive Officer of Next Generation Clinical Research Consulting, Inc., a contract research organization servicing the pharmaceutical industry that she founded in 1999. Additionally, Ms. Douglass is the President and Chief Executive Officer of Eufaeria Biosciences, Inc., a biotechnology company that she founded in 2016. Since 2018, she has served as a director of Odonate Therapeutics, Inc. Ms. Douglass is also a founder and director of SB Bancorp, Inc. and Settlers Bank, Inc. Ms. Douglass received a nursing degree from The University of the State of New York-Albany. The Board has concluded that Ms. Douglass should serve as a director based on her substantial operating experience and expertise in clinical study management.

Craig Johnson has served as a director of the Company since 2013. Mr. Johnson has more than 25 years of experience serving in senior financial management roles and governing corporations, primarily in the biotechnology industry. Mr. Johnson also has been a director of Odonate Therapeutics, Inc. since 2017, Heron Therapeutics, Inc. since 2014 and Mirati Therapeutics, Inc. since 2013. Mr. Johnson also served as a director of Ardea Biosciences, Inc. from 2008 through its acquisition by AstraZeneca PLC in 2012, Adamis Pharmaceuticals Corporation from 2011 to 2014 and GenomeDx Biosciences, Inc. from 2015 to 2018. From 2004 through its acquisition by Raptor Pharmaceutical Corp. in 2009, he served as Vice President and Chief Financial Officer of TorreyPines Therapeutics, Inc. and from 2009 to 2010, as Vice President of a wholly-owned subsidiary of Raptor Pharmaceutical Corp. From 1994 to 2004, Mr. Johnson held various positions at MitoKor, Inc., most recently serving as Chief Financial Officer and Senior Vice President of Operations. Earlier in his career, Mr. Johnson practiced as a Certified Public Accountant with Price Waterhouse. Mr. Johnson received a B.B.A. degree in accounting from the University of Michigan-Dearborn. The Board has concluded that Mr. Johnson should serve as a director based on his experience serving as a director of biotechnology companies and his expertise in financial management.

Robert Rosen has served as a director of the Company since 2014. Mr. Rosen has more than 25 years of experience serving in leadership positions in biotechnology and pharmaceutical companies and commercializing pharmaceutical products. Mr. Rosen has served as a director of Odonate Therapeutics, Inc. since 2017. From 2013 to February 2019, Mr. Rosen served as President and as a director of Heron Therapeutics, Inc., and, from 2012 to 2013, served as Senior Vice President and Chief Commercial Officer of Heron Therapeutics, Inc. From 2014 to 2015, Mr. Rosen served as a director of Conkwest, Inc. (now NantKwest, Inc.). In 2012, he served as Managing Partner of Scotia Nordic LLC, a life sciences advisory firm. From 2011 to 2012, Mr. Rosen served as Senior Vice President of Global Commercial Operations at Dendreon Corporation. From 2005 to 2011, he served as Global Head of Oncology at Bayer HealthCare Pharmaceuticals. From 2002 to 2005, Mr. Rosen was Vice President of the Oncology Business Unit at Sanofi-Synthèlabo Inc. Mr. Rosen received a B.S. degree in pharmacy from Northeastern University. The Board has concluded that Mr. Rosen should serve as a director based on his leadership experience in the biotechnology and pharmaceutical industries and expertise in commercializing pharmaceutical products.

David Ramsay has more than 25 years of experience serving in senior financial leadership positions in biotechnology and life science companies. Mr. Ramsay has served as a director of Savara, Inc. since 2011. From February 2018 to October 2018, Mr. Ramsay served as Senior Vice President and Chief Financial Officer of Bonti, Inc., a private, clinical stage biotechnology company focused on the development and commercialization of neurotoxin products. Mr. Ramsay served as Chief Financial Officer of Halozyme Therapeutics, Inc., a biotechnology company developing and commercializing novel oncology therapies, from May 2013 until his retirement in July 2015 and from 2003 to May 2009. He also served as Halozyme's Vice President, Corporate Development from May 2009 to May 2013. From 2000 to 2003, Mr. Ramsay was Vice President, Chief Financial Officer of Lathian Systems, Inc., a provider of technology-based sales solutions for the life science industry. From 1998 to 2000, he was with Valeant Pharmaceuticals International, Inc. (formerly ICN Pharmaceuticals, Inc.), where he served as Vice President, Treasurer and Director, Corporate Finance. Mr. Ramsay began his career at Deloitte & Touche, where he obtained his CPA license. Mr. Ramsay holds a B.S. in business administration from the University of California, Berkeley and an M.B.A. with a dual major in finance and strategic management from The Wharton School at the University of Pennsylvania. The Board has concluded that Mr. Ramsay should serve as a director based on his experience serving as a director of biotechnology companies and his expertise in financial management.

Vote Required

The 6 director nominees who receive the greatest number of affirmative votes of the shares cast, either in person or by proxy, will be elected as directors. Any shares that are not voted, whether withheld, by broker non-votes or otherwise, will not affect the election of directors.

Board Recommendation

The Board of Directors recommends a vote “FOR” the director nominees identified above.

PROPOSAL 2: RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Squar Milner LLP as the Company’s independent registered accounting firm for the year ending December 31, 2019. At the Annual Meeting, the shareholders will vote to ratify the selection of Squar Milner LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019. Representatives of Squar Milner LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Shareholder ratification of the selection of Squar Milner LLP as the Company’s independent registered public accounting firm is not required by law or our Bylaws. However, our Audit Committee is submitting the selection of Squar Milner LLP to the shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify the selection, our Audit Committee will reconsider its selection. Even if the selection is ratified, our Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our shareholders.

The following table presents aggregate fees for services provided by Squar Milner LLP for each of the periods below:

	2018	2017
Audit Fees	$175,191	$145,471
Audit-related Fees	20,088	35,776
Tax Fees	—	—
All Other Fees	—	—
Total	$195,279	$181,247

Audit Fees. Audit fees consists of fees for professional services provided by Squar Milner LLP for: (1) the annual audit of our consolidated financial statements and internal control over financial reporting included in our Annual Report on Form 10-K; and (2) the reviews of our unaudited condensed consolidated financial statements included in our quarterly reports on Form 10-Q.

Audit-related Fees.  Audit-related fees consist of fees for professional services rendered by Squar Milner LLP in connection with their consents on our Registration Statements on Forms S-3 and S-8.

Our Audit Committee approves in advance all services provided by our independent registered public accounting firm. All engagements of our independent registered public accounting firm for 2018 and 2017 were pre-approved by the Audit Committee.

Board Recommendation

The Board recommends a vote “FOR” the ratification of the selection of Squar Milner LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019.

PROPOSAL 3: APPROVAL OF THE AMENDMENT OF THE LA JOLLA PHARMACEUTICAL COMPANY 2013 AMENDED AND RESTATED EQUITY INCENTIVE PLAN

The current total number of shares of common stock reserved for issuance under the Company’s 2013 Amended and Restated Equity Incentive Plan (the “2013 Equity Incentive Plan”) is 8,100,000 shares of common stock. As of July 1, 2019, equity awards covering a total of 7,072,543 shares were outstanding, and 674,121 shares remained available for future grant under the 2013 Equity Incentive Plan.

We use the 2013 Equity Incentive Plan to provide meaningful equity incentives to recruit, retain and reward qualified employees, officers, directors and consultants and align the interests of such individuals with the interests of our shareholders. Our Board has unanimously approved, subject to shareholder approval, an amendment to the 2013 Equity Incentive Plan to increase the number of shares reserved for issuance thereunder to a total of 9,600,000 shares, which represents an increase of 1,500,000 shares. If this proposal is approved, the text of Section 4(a) of the 2013 Equity Incentive Plan, which sets forth the number of shares reserved for issuance under the 2013 Equity Incentive Plan, will be amended and restated to read as follows:

4. LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares. The maximum number of shares of Stock that may be delivered upon satisfaction of Awards under the Plan shall be 9,600,000 shares of Stock (the “Reserve”). The limits set forth in this Section 4(a) shall be construed to comply with Section 422. Without limiting the generality of the foregoing, no more than 9,600,000 shares of Stock may be issued in satisfaction of the exercise or surrender of ISOs granted under the Plan. To the extent consistent with the requirements of Section 422 and with other applicable legal requirements (including applicable stock exchange requirements), Stock issued under awards of an acquired company that are converted, replaced, or adjusted in connection with the acquisition shall not reduce the number of shares available for Awards under the Plan.

Existing Equity Plan Information

The following table includes aggregated information regarding awards outstanding under the 2013 Equity Incentive Plan, the number of shares available for future grant under the 2013 Equity Incentive Plan as of July 1, 2019 and the proposed number of shares reserved for issuance under the 2013 Equity Incentive Plan:

	Number of Shares	As a Percentage of Shares Outstanding(1)
Outstanding stock options	7,072,543	17.22%
Outstanding restricted stock awards and exercised options	353,336	0.86%
Total shares issued or subject to issuance under outstanding awards	7,425,879	18.08%
Total shares available for future awards	674,121	1.64%
Proposed increase in shares available for future grant	1,500,000	3.65%
Proposed shares available for future grant	2,174,121	5.29%

1.
The percentage of shares outstanding is calculated on an as-converted, fully-diluted basis, which includes the shares of common stock underlying our issued and outstanding convertible preferred stock and options to purchase shares of common stock.

The weighted-average exercise price of the outstanding stock options at July 1, 2019 was $19.14. The maximum term for stock options under the 2013 Equity Incentive Plan is 10 years, and the weighted-average remaining term of outstanding stock options is approximately 7.89 years. Certain additional information with respect to all of our equity compensation plans in effect as of December 31, 2018 is provided under the heading “Equity Compensation Plan Information.”

The potential dilution from the proposed increase of 1,500,000 shares reserved for issuance under the 2013 Equity Incentive Plan is approximately 3.65% (calculated as the additional shares proposed, divided by the as-converted, fully-diluted shares outstanding as of July 1, 2019). If the proposal is approved, the Company’s total potential dilution from the shares available for future grant under the 2013 Equity Incentive Plan would increase from 1.64% (calculated as the total shares available for future grant under the 2013 Equity Incentive Plan as of July 1, 2019, divided by the as-converted, fully-diluted shares outstanding as of July 1, 2019) to 5.29% (calculated as the quotient of: (i) the sum of: (a) the shares available for future grant under the 2013 Equity Incentive Plan as of July 1, 2019; and (b) the proposed increase of 1,500,000 shares reserved for issuance; divided by (ii) the as-converted, fully-diluted shares outstanding as of July 1, 2019). The Board has considered this potential dilution and believes such dilution would be within a normal range for similarly situated biotechnology companies.

In addition to overall dilution, in recommending the size of the increase in the number of shares reserved for issuance under the 2013 Equity Incentive Plan, the Board considered annual dilution from the Company’s equity incentive plans. The Company measures annual dilution as the total number of equity awards granted during the year, less cancellations and other shares returned to the reserve, divided by total shares and share equivalents outstanding at the end of the year. The Company’s annual dilution under the 2013 Equity Incentive Plan for the year ended December 31, 2018 calculated on this basis was approximately 5.30%.

The Company manages its long-term dilution goal by limiting the number of equity awards that it grants annually, commonly referred to as the “burn rate.” Burn rate is defined as the number of shares granted under the Company’s equity incentive plans, less cancellations and other shares returned to the reserves, divided by the average number of shares and share equivalents outstanding during the year. The Company has calculated the annualized burn rate under the 2013 Equity Incentive Plan for the past three years, as set forth in the following table:

	Net Options Granted	Full-value Shares Granted	Total Granted	Average Fully Diluted Shares	Annualized Burn Rate
2016 - 2018	6,044,000	—	6,044,000	33,403,000	6.03%

An additional metric that the Company uses to measure the cumulative impact of its equity incentive programs is “overhang.” Overhang equals: (i) the sum of: (a) the number of shares subject to equity awards outstanding, but not exercised or settled; and (b) the number of shares available for grant under the equity plans; divided by (ii) the sum of: (a) the total number of as-converted, fully-diluted shares outstanding as of July 1, 2019; and (b) the number of shares available for grant under the equity plans. If the proposed amendment to the 2013 Equity Incentive Plan is approved, the Company’s overhang would increase to approximately 21.38%, which we would expect to decline as awards are exercised and/or become vested.

Reasons for Seeking Shareholder Approval

The Board believes that share-based compensation is a critical part of the Company’s compensation program. Shareholder approval of the amendment to increase the shares reserved for issuance under the 2013 Equity Incentive Plan would allow us to continue to attract and retain directors, executives, other employees and consultants with equity incentives. The Company granted an average of 2,015,000 equity awards per year under its existing equity incentive plans during 2016, 2017 and 2018. The Company estimates that the availability of 1,500,000 additional shares for future grant would provide a sufficient number of shares to enable the Company to continue to grant awards for the next one to two years, depending on the headcount needed to support: (i) the growth in our customer base; (ii) our product launch in Europe; (iii) our clinical development programs; and (iv) other related personnel growth and turnover.

General Provisions of the 2013 Equity Incentive Plan

The following is a summary of the principal features of the 2013 Equity Incentive Plan. The summary below is qualified in its entirety by the terms of the 2013 Equity Incentive Plan, as proposed to be amended, a copy of which is attached hereto as Appendix A and is incorporated by reference herein.

Purpose. The purpose of the 2013 Equity Incentive Plan is to advance the interests of the Company and our shareholders by providing eligible persons with financial incentives to promote the success of our business objectives, by increasing eligible persons’ proprietary interest in us and by giving us a means to recruit, retain and reward qualified employees, officers, directors and consultants.

Administration, Amendment and Termination. The 2013 Equity Incentive Plan will be administered by the Board (the “Administrator”), except that the Board may delegate: (i) to one or more of its members such of its duties, powers and responsibilities as it may determine; and (ii) to such employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” includes the person or persons so delegated to the extent of such delegation. The Administrator has the authority to: (i) interpret the 2013 Equity Incentive Plan; (ii) determine eligibility for and grant awards under the 2013 Equity Incentive Plan; (iii) determine, modify or waive the terms and conditions of any award granted under the 2013 Equity Incentive Plan; (iv) prescribe forms, rules and procedures; and (v) otherwise do all things necessary to carry out the purposes of the 2013 Equity Incentive Plan.

The Administrator, in its discretion, selects from the class of eligible persons those individuals to whom awards will be granted and determines the nature, dates, amounts, exercise prices, vesting periods and other relevant terms of such awards. The Administrator may modify the terms and conditions of an award, which requires the consent of the recipient of such award if the modification will adversely affect the recipient’s rights under the award. However, outstanding options may not be re-priced without shareholder approval. All determinations of the Administrator are conclusive and binding on all parties.

Eligibility. The Administrator will select participants from among those key employees and directors of, and consultants and advisors to, the Company or its affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its affiliates; provided, that, subject to such express exceptions, if any, as the Administrator may establish, eligibility may be further limited to those persons as to whom the use of a Form S-8 registration statement is permissible. Currently, there are approximately 164 employees and four non-employee directors of the Company who are eligible to participate in the 2013 Equity Incentive Plan. Eligibility for ISOs (as defined below) is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the U.S. Internal Revenue Code of 1986, as in effect and amended from time to time, or any successor statute in effect (the “Internal Revenue Code”).

Securities Subject to the 2013 Equity Incentive Plan. The number of shares of common stock reserved for issuance under the 2013 Equity Incentive Plan is currently set at 8,100,000 shares. If this proposal is approved, the number of shares of common stock reserved for issuance will be set at 9,600,000 shares. To the extent consistent with applicable legal requirements, shares of common stock issued under awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition will not reduce the number of shares of common stock reserved for issuance under the 2013 Equity Incentive Plan. The shares to be issued under the 2013 Equity Incentive Plan will be made available either from authorized but unissued shares of common stock or from previously issued shares of common stock that we reacquire, including shares purchased on the open market. As of September 6, 2019, the closing price per share of our common stock was $10.00.

Adjustments. The number and kind of shares of common stock or other securities available under the 2013 Equity Incentive Plan in general, as well as the number and kind of shares of common stock or other securities subject to outstanding awards and the price per share of such awards, may be proportionately adjusted to reflect stock splits, stock dividends and other capital stock transactions.

Section 162(m) of the Internal Revenue Code Limitations. Prior to the passage of the Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”), Section 162(m) of the Internal Revenue Code had permitted companies to deduct the cost of certain types of performance-based compensation in excess of $1.0 million paid annually to specified executive officers. As a condition to awards being deemed “performance-based” compensation, and thus potentially deductible by the employer, the plan under which they were granted needed to include annual limits on the size of awards that could be granted to any single plan participant. These limits in the 2013 Equity Incentive Plan are set forth in Section 4(c), which provides as follows: “The maximum number of shares subject to Awards that may be granted to any person in any calendar year and the maximum number of shares of Stock subject to SARs granted to any person in any calendar year will each be equal to 500,000 shares of Stock, provided that such limit is established solely for 162(m) purposes and that the excess portion of any award(s) granted above such limit shall not be deductible for purposes of Section 162(m). The maximum amount payable to any person in any year under Cash Awards will be $250,000. The foregoing provisions will be construed in a manner consistent with Section 162(m).”

Following the passage of the 2017 Tax Act, performance-based compensation in excess of $1.0 million is no longer deductible, even if it would have qualified as performance-based. Accordingly, the individual award limits set forth in Section 4(c) of the 2013 Equity Incentive Plan are no longer applicable for purposes of Section 162(m). Because the limits set forth in the 2013 Equity Incentive Plan apply only for Section 162(m) purposes (and do not serve as a general limit on the size of awards that may be granted to any participant in a single year), this section of the 2013 Equity Incentive Plan is no longer applicable.

Non-Assignability of Awards. Awards are generally not transferable by a recipient during the life of the recipient. Awards are generally exercisable during the life of a recipient only by the recipient.

Shareholder Rights. No recipient or permitted transferee of an award under the 2013 Equity Incentive Plan will have any rights as a shareholder with respect to any shares issuable or issued in connection with the award until we receive all amounts payable in connection with exercise of the award and performance by the recipient of all obligations under such award.

Award Types

Stock Options. Stock options granted under the 2013 Equity Incentive Plan may be incentive stock options (“ISOs”), which are intended to qualify under the provisions of Section 422 of the Internal Revenue Code, or nonqualified stock options (“NSOs”), which do not so qualify.

The exercise price (or the base value from which appreciation is to be measured) of each award requiring exercise will be 100% (in the case of an ISO granted to a ten-percent shareholder, within the meaning of subsection (b)(6) of Section 422, 110%) of the fair market value of the stock subject to the award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant. To the extent the Company has a class of securities listed for trading on the Nasdaq Capital Market, no award, once granted, may be re-priced other than in accordance with the applicable shareholder approval requirements of the Nasdaq Capital Market. Fair market value will be determined by the Administrator consistent with the applicable requirements of Section 422 and Section 409A.

Where the exercise of an award is to be accompanied by payment, payment of the exercise price will be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator and if legally permissible: (i) through the delivery of unrestricted shares of common stock that have a fair market value equal to the exercise price, subject to such minimum holding period requirements, if any, as the Administrator may prescribe; (ii) through a broker-assisted exercise program acceptable to the Administrator; (iii) by other means acceptable to the Administrator; or (iv) by any combination of the foregoing permissible forms of payment. The delivery of shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

Options granted under the 2013 Equity Incentive Plan vest, become exercisable and terminate as determined by the Administrator. All options granted under the 2013 Equity Incentive Plan may be exercised at any time after they vest and before their expiration date or earlier termination; provided that no option may be exercised more than 10 years after the date of its grant; and provided further that the exercise period may be less than 10 years if required by the Internal Revenue Code. In the absence of a specific written agreement to the contrary, and in each case subject to earlier termination on the option’s original expiration date, options will generally terminate: three months after termination of the recipient’s employment with us; 12 months after the recipient’s death; and, immediately with respect to termination of employment for reasons which cause discredit on the participant as to justify immediate termination. Notwithstanding the foregoing, however, the Administrator may designate shorter or longer periods after termination of employment to exercise any option if provided for in the instrument evidencing the grant of the options or if agreed on in writing by the recipient. Options cease to vest on termination of employment, but the Administrator may accelerate the vesting of any or all options that had not become exercisable on or prior to the date of such termination.

Other Awards. In addition to options, the Administrator may also grant performance awards, restricted stock, stock appreciation rights (“SARs”), unrestricted stock, stock units, including restricted stock units, and other awards that are convertible into or otherwise based on stock. Performance awards entitle the recipient to a payment in cash or shares of common stock upon the satisfaction of certain performance criteria. Shares of restricted stock may be granted by the Administrator to recipients who may not transfer the restricted shares until the restrictions are removed or expire. The Administrator may also approve stock payments of common stock to any eligible person and may also grant shares of common stock or other awards to recipients of options, SARs or other awards denominated in shares of common stock. For all such awards, the Administrator will generally determine the relevant criteria, terms and restrictions.

Certain Material U.S. Federal Income Tax Considerations

The following summary of certain U.S. federal income tax considerations with respect to the receipt and exercise of awards granted by us is based on federal income tax rules in effect as of the date of this Proxy Statement and does not purport to be a complete statement of the law in this area. Furthermore, the discussion below does not address the tax considerations regarding the receipt and exercise of awards under foreign, state and local tax laws, and such tax laws may not correspond to the federal income tax treatment described herein. The exact federal income tax treatment of transactions under the 2013 Equity Incentive Plan will vary depending on the specific facts and circumstances involved and participants are advised to consult their personal tax advisors with regard to all considerations arising with respect to the grant or exercise of awards and the disposition of any acquired shares.

Incentive Stock Options. The 2013 Equity Incentive Plan provides for the grant of stock options that qualify as ISOs as defined in Section 422 of the Internal Revenue Code. Except as discussed below, a recipient of an ISO generally is not subject to ordinary income tax on the grant or the exercise of an ISO if the recipient exercises the option while the recipient is our employee (or an employee of any parent or subsidiary corporation) or within three months following termination of the recipient’s employment (or within one year, if termination was due to a permanent and total disability).

If the recipient of the ISO sells the shares acquired on the exercise of the option at any time within one year after the date we issue such shares to the recipient or within two years after the date we grant the ISO to the recipient (a “disqualifying disposition”), then:

•
if the recipient’s sales price exceeds the purchase price paid for the shares on exercise of the ISO, the recipient will recognize capital gain equal to the excess, if any, of the sales price over the fair market value of the shares on the date of exercise, and will recognize ordinary income equal to the excess, if any, of the lesser of the sales price or the fair market value of the shares on the date of exercise over the purchase price paid for the shares on exercise of the ISO; or

•
if the recipient’s sales price is less than the purchase price paid for the shares on exercise of the ISO, the recipient will recognize a capital loss equal to the excess of the purchase price paid for the shares on exercise of the ISO over the sales price of the shares.

If the recipient sells shares acquired on exercise of an ISO at any time after the recipient has held the shares for at least one year after the date we issue such shares to the recipient pursuant to the recipient’s exercise of the ISO and at least two years after the date we grant the recipient the ISO, then the recipient will recognize long-term capital gain or loss equal to the difference between the sales price and the purchase price paid for the shares on exercise of the ISO.

The amount by which the fair market value of shares the recipient acquires on exercise of an ISO (determined as of the date of exercise) exceeds the purchase price paid for the shares on exercise of the ISO will be included as a positive adjustment in the calculation of the recipient’s “alternative minimum taxable income” in the year of exercise. In computing the alternative minimum taxable income, the tax basis of a share acquired on exercise of the ISO is increased by the amount of the adjustment taken into account with respect for that share for alternative minimum tax purposes in the year the ISO is exercised.

In the case of a disqualifying disposition of shares by a recipient that results in the recognition of ordinary income, we will be entitled to an income tax deduction equal to the amount of such ordinary income includible in income by the option holder subject to Section 162(m) of the Internal Revenue Code, provided that the amount constitutes an ordinary and necessary business expense, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

If the recipient holds the shares for the requisite period described above, and therefore solely recognizes capital gain on the sale of such shares, we will not be entitled to any income tax deduction.

Nonqualified Stock Options. The grant of an NSO to a recipient is generally not a taxable event for the recipient if the stock option is granted with an exercise price equal to the fair market value of the underlying shares of common stock on the grant date. On the exercise of an NSO, the recipient will generally recognize ordinary income equal to the excess of the fair market value of the shares the recipient acquires on exercise (determined as of the date of exercise) over the purchase price paid for the shares on exercise of the NSO. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Internal Revenue Code, and the satisfaction of a tax reporting obligation, we generally will be entitled to an income tax deduction as a compensation expense equal to the amount of such ordinary income realized by the option holder. Provided the shares are held as a capital asset, the recipient’s subsequent sale of the shares generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the purchase price paid for the shares plus the ordinary income recognized with respect to the shares, and such capital gain or loss will be taxable as long-term or short-term capital gain or loss depending on the recipient’s holding period after exercise.

Stock Appreciation Rights. Where the SARs are granted with a strike price equal to the fair market value of the underlying shares of common stock on the grant date, the holder of a SAR will recognize ordinary income equal to the value we pay (whether in cash, shares of common stock or a combination thereof) pursuant to the SAR on the date the holder receives payment. We will generally be entitled to an income tax deduction in an amount equal to the ordinary income recognized by the holder.

Stock Purchase Rights - Restricted Stock. Under the 2013 Equity Incentive Plan, we are authorized to grant rights to purchase shares of restricted common stock subject to a right to repurchase such shares of common stock at the price paid by the participant if the participant’s employment relationship with us terminates prior to the lapse of such repurchase right. In general, there will be no tax consequences to a participant on the grant of a right to purchase such restricted stock or on purchase of such restricted stock. Instead, the participant will be taxed at ordinary income rates at the time our repurchase rights expire or are removed at an amount equal to the excess of the fair market value of the shares of common stock at that time over the amount the participant paid to acquire such stock. A participant who acquires restricted stock, however, may make an election under Section 83(b) of the Internal Revenue Code with respect to such shares of common stock. If such an election is made within 30 calendar days after the participant’s acquisition of the shares of common stock, the participant is taxed at ordinary income rates in the year in which the participant acquires the restricted stock. The ordinary income the participant must recognize is equal to the excess of the fair market value of the shares of common stock at the time of the participant’s acquisition of the shares of common stock (determined without regard to the restrictions) over the amount that the participant paid to acquire such shares of common stock. If a participant makes a timely election under Section 83(b) of the Internal Revenue Code with respect to restricted stock, the participant generally will not be required to report any additional income with respect to such restricted stock until he or she disposes of such shares of common stock, at which time he or she will generally recognize capital gain or loss (provided the shares are held as a capital asset) equal to the difference between the sales price and the fair market value of the shares of common stock at the time of the participant’s acquisition of the shares of common stock (determined without regard to the restrictions). In the event that a participant forfeits (as a result of a repurchase) restricted stock with respect to which an election under Section 83(b) of the Internal Revenue Code has been made, the participant ordinarily will not be entitled to recognize any loss for federal income tax purposes (except to the extent the amount realized by the participant at the time of such forfeiture is less than the participant’s purchase price for such shares of common stock). We generally will be entitled to a deduction equal to the amount of ordinary income, if any, recognized by a participant.

Other Awards. In addition to the awards described above, the 2013 Equity Incentive Plan authorizes certain other types of awards that may include payments in cash, shares of common stock or a combination thereof. The tax consequences of such awards will depend on the specific terms of such awards. Generally, however, a participant who receives an award payable in cash will recognize ordinary income, and we will be entitled to a deduction, with respect to such award at the earliest time at which the participant has an unrestricted right to receive the amount of the cash payment. In general, the sale or grant of shares of common stock to a participant under the 2013 Equity Incentive Plan will be a taxable event at the time of the sale or grant if such shares of common stock at that time are not subject to a substantial risk of forfeiture or are transferable within the meaning of Section 83 of the Internal Revenue Code in the hands of the participant. For such purposes, shares of common stock are ordinarily considered to be transferable if they can be transferred to another person who takes the shares of common stock free of any substantial risk of forfeiture. In such case, the participant will recognize ordinary income, and we will be entitled to a deduction, equal to the excess of the fair market value of such shares of common stock on the date of the sale or grant over the amount, if any, that the participant paid for such shares of common stock. Shares of common stock that, at the time of receipt by a participant, are subject to restrictions that constitute a substantial risk of forfeiture and that are not transferable within the meaning of Section 83 of the Internal Revenue Code generally will be taxed under the rules applicable to restricted stock as described above.

Withholding. In the event that an optionee or other recipient of an award under the 2013 Equity Incentive Plan is our employee, we generally will be required to withhold applicable federal income taxes with respect to any ordinary income recognized by such optionee or other award recipient in connection with stock options or other awards under the 2013 Equity Incentive Plan.

Certain Additional Rules Applicable to Awards. The terms of awards granted under the 2013 Equity Incentive Plan may provide for accelerated vesting in connection with a change in control. In that event, and depending on the individual circumstances of the recipient, certain amounts with respect to such awards may constitute “excess parachute payments” under the “golden parachute” provisions of the Internal Revenue Code. Under these provisions, a participant will be subject to a 20% excise tax on any “excess parachute payments” and we will be denied any deduction with respect to such payment.

We generally are entitled to a deduction equal to the ordinary income recognized by a recipient in connection with an award. However, for taxable years beginning after December 31, 2017, Section 162(m) of the Internal Revenue Code generally limits the federal income tax deduction for compensation paid to “covered employees” (in general, the CEO, the CFO and the three other most highly-compensated executive officers for the year at issue and any person who was part of that group for any other year beginning after December 31, 2016) to $1,000,000. Thus, certain compensation attributable to awards may be nondeductible to the Company due to the application of Section 162(m) of the Internal Revenue Code.

Interest of Certain Persons in Matters to Be Acted Upon

Each of our current directors, executive officers and employees is eligible to receive awards under the 2013 Equity Incentive Plan. The Administrator has the discretion to determine which eligible persons will receive awards under the 2013 Incentive Equity Plan. As a result, future participation in the 2013 Equity Incentive Plan by executive officers, directors and other employees is not determinable.

New and Existing Plan Benefits

The Board of Directors will have full discretion to determine the number and amount of awards to be granted to employees under the 2013 Equity Incentive Plan, subject to the terms of the plan. Therefore, the future benefits or amounts that would be received by the executive officers, directors, and employees under the amended 2013 Equity Incentive Plan are not determinable at this time. However, the following table sets forth the options issued under the current 2013 Equity Incentive Plan that have been granted related to the year ended December 31, 2018 to the following persons or groups: (i) each of our Named Executive Officers; (ii) our current executive officers as a group; (iii) all current directors who are not employees as a group; and (iv) all employees who are not executive officers as a group.

Name	Position	Number of Securities Underlying Options Granted(1)
George Tidmarsh, M.D., Ph.D.	President, Chief Executive Officer and Secretary	174,640
Jennifer Carver	Chief Operating Officer	53,616
Lakhmir Chawla, M.D.	Chief Medical Officer	53,102
Dennis Mulroy	Chief Financial Officer	53,161
James Rolke	Chief Scientific Officer	53,402
All current executive officers as a group		387,921
All current directors who are not employees as a group		48,000
All employees, other than executive officers, as a group		3,140,448

1.	Includes awards granted in January 2019 for performance in 2018, and matching option grants made in 2018 in connection with purchases under the Company’s Employee Stock Purchase Plan.

Board Recommendation

The Board recommends a vote “FOR” the amendment of the 2013 Equity Incentive Plan to increase the number of shares of common stock issuable by 1,500,000.

PROPOSAL 4: ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

At the Annual Meeting, the shareholders will vote to approve the Company’s executive compensation on an advisory basis in accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) (the “say-on-pay” vote). The say-on-pay vote is an advisory vote on the compensation of the Company’s Named Executive Officers (the “NEOs”), as such compensation is disclosed pursuant to Item 402 of Regulation S-K in the section titled “Executive Compensation” in this Proxy Statement. The say-on-pay vote is not a vote on the Company’s general compensation policies, compensation of the Company’s Board or the Company’s compensation policies as they relate to risk management.

As an advisory vote, the say-on-pay vote is not binding on either the Company or the Board. However, our Board values the opinions of our shareholders, and, to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, the Company will consider our shareholders’ concerns and evaluate what actions may be appropriate to address those concerns.

We conducted our first say-on-pay vote at our 2013 Annual Meeting of Shareholders. At that meeting, we also conducted our first say-on-frequency vote with respect to whether future say-on-pay votes would be held every one, two or three years. At the 2013 Annual Meeting of Shareholders, a plurality of the votes cast selected three years as the frequency period. Accordingly, we are conducting a say-on-pay vote and our second say-on-frequency vote at the 2019 Annual Meeting of Shareholders with respect to whether future say-on-pay votes will be held every one, two or three years. The Board will consider such advisory vote when determining whether we continue to conduct an advisory vote to approve the compensation of our NEOs every three years. Unless the Board modifies its policy on the frequency of say-on-pay votes, the next advisory vote to approve the compensation of our NEOs will occur at the 2022 Annual Meeting of Shareholders.

Shareholders will be asked at the Annual Meeting to approve the following resolution pursuant to this proposal:

RESOLVED, that the shareholders of La Jolla Pharmaceutical Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in the section titled “Executive Compensation” in the Company’s Definitive Proxy Statement for the 2019 Annual Meeting of Shareholders.

Board Recommendation

The Board recommends a vote “FOR” the foregoing resolution to approve the compensation of the Company’s NEOs on an advisory basis.

PROPOSAL 5: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, shareholders will vote, on a non-binding, advisory basis, regarding the frequency of future say-on-pay advisory votes. Specifically, shareholders may vote on whether to hold say-on-pay advisory votes every one, two or three years. Alternatively, you may indicate that you are abstaining from voting.

The Board has given careful consideration to the preferred frequency of say-on-pay advisory votes. After considering the benefits and consequences of available options, the Board believes that say-on-pay advisory votes should continue to be held every three years.

Although this vote is not binding on the Board, the Board will review and carefully consider this vote when making its determination as to the frequency of future say-on-pay advisory votes and expects to be guided by the frequency that received the greatest number of votes, even if that alternative does not receive a majority of votes cast.

Board Recommendation

The Board recommends that you select every “Three Years” for the frequency of future advisory votes to approve compensation paid to our NEOs.

CORPORATE GOVERNANCE

Board Leadership Structure; Risk Management

The role of our Chairman of the Board is separate from our Chief Executive Officer. The Board has determined that this structure is appropriate at this time to fulfill the Board’s duties effectively and efficiently so that our business receives the undivided attention of the Chief Executive Officer.

Our Board is responsible for oversight of our risk management policies and procedures. We are exposed to a number of risks, including financial risks, strategic and operational risks and risks relating to regulatory and legal compliance. The Board will regularly discuss with management our major risk exposures highlighting any new risks that may have arisen since they last met and the steps management has taken to monitor and control such exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are undertaken.

The Board oversees the management of risk exposure and risk mitigation in various areas including: (i) risks relating to our employment policies and executive compensation plans and arrangements; (ii) financial risks and taking appropriate actions to help ensure quality financial reporting and appropriately conservative investment practices; and (iii) risks associated with the independence of the Board and potential conflicts of interest. The Audit Committee reviews policies with respect to risk assessment and risk management and consults with outside resources as appropriate on other matters that could have a significant impact on the Company’s consolidated financial statements. The Audit Committee also reviews policies with respect to financial risk and makes recommendations to the Board. The Board’s administration of its risk oversight function has not affected the Board’s leadership structure, which separates the roles of our Chairman of the Board and our Chief Executive Officer.

Director Independence

Our business affairs are managed under the direction of our Board, which is currently composed of 5 directors. Consistent with Nasdaq listing requirements, our Board makes an annual determination of the independence of our directors. This determination is made in conjunction with each annual meeting of shareholders. In connection with the 2019 Annual Meeting of Shareholders, the Board had determined that Ms. Douglass, Mr. Johnson, Mr. Ramsay and Mr. Rosen are “independent” within the meaning of Nasdaq Marketplace Rules 5605(b) and 5605(a)(2).

Board Committees

Our Board has three standing committees: an audit committee (the “Audit Committee”); a compensation committee (the “Compensation Committee”); and a corporate governance and nominating committee (the “Corporate Governance and Nominating Committee”). The committees operate under written charters that are available for viewing on our website at www.ljpc.com, under “Investor Relations.”

Audit Committee

It is the responsibility of the Audit Committee to oversee our accounting and financial reporting processes and the audits of our consolidated financial statements. The specific duties of the Audit Committee include: monitoring the integrity of our financial process and systems of internal controls regarding finance, accounting and legal compliance; selecting our independent auditor; monitoring the independence and performance of our independent auditor; and providing an avenue of communication among the independent auditor, our management and our Board. The Audit Committee has the authority to conduct any investigation it feels appropriate to fulfill its responsibilities, and it has direct access to all of our employees and to the independent auditor. The Audit Committee also has the ability to retain, at our expense and without further approval of the Board, special legal, accounting or other consultants or experts that it deems necessary in the performance of its duties. The Audit Committee met or took action by unanimous written consent 4 times during the year ended December 31, 2018. The Audit Committee is comprised of three members: Craig Johnson, Laura Johnson Douglass and Robert Rosen. Craig Johnson is the Chairman of the Audit Committee and is deemed to be the Audit Committee's “financial expert” as that term is defined under the SEC rules and regulations. Each member of the Audit Committee meets the requirements for independence under the listing standards of the Nasdaq Capital Market and the SEC rules and regulations, and also meets the requirements for financial literacy and sophistication under the applicable listing standards.

Report of the Audit Committee

The Audit Committee oversees our financial reporting process. Management has the primary responsibility for the consolidated financial statements and the reporting process, including our system of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018 with management, including a discussion of the quality, not merely the acceptability, of the accounting and financial reporting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed our audited consolidated financial statements with our independent auditor, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, including a discussion of such matters as are required to be discussed under U.S. generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditor the matters required to be discussed, and received from them the written disclosures and letter required, by the applicable requirements of the Public Company Accounting Oversight Board and SEC, including with respect to its independence from us and our management. The Audit Committee has also considered the compatibility of the independent auditor’s provision of non-audit services to us with the auditor’s independence.

The Audit Committee discussed with our independent auditor the overall scope and plan for its audit. The Audit Committee met with the independent auditor, with and without management present, to discuss the results of its examinations, its evaluations of our internal controls and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC. This report is provided by the following directors, who perform the functions of the Audit Committee:

Craig Johnson, Chairman of Audit Committee
Robert Rosen
Laura Johnson Douglass

Compensation Committee

It is the responsibility of the Compensation Committee to assist the Board in discharging the Board’s responsibilities regarding the compensation of our employees, officers and directors. The specific duties of the Compensation Committee include: making recommendations to the Board regarding the corporate goals and objectives relevant to executive compensation; evaluating our executive officers’ performance in light of such goals and objectives; recommending compensation levels to the Board based on such evaluations; administering our incentive compensation plans, including our equity-based incentive plans; making recommendations to the Board regarding our overall compensation structure, policies and programs; and reviewing the Company’s compensation disclosures. Additional information regarding the processes and procedures of the Compensation Committee is provided below under the caption “Executive Compensation.” The Compensation Committee met 7 times during the year ended December 31, 2018. The Compensation Committee is comprised of two members: Craig Johnson and Laura Johnson Douglass. Craig Johnson is the Chairman of the Compensation Committee. Each member of the Compensation Committee meets the requirements for independence under the listing standards of the Nasdaq Capital Market and the SEC rules and regulations.

Nominating and Corporate Governance Committee

The primary responsibilities of our Nominating and Corporate Governance Committee are to develop and recommend to the Board criteria for identifying and evaluating qualified candidates for directorships and to make recommendations to the Board regarding candidates for election or reelection to the Board at each annual meeting of shareholders. In addition, the Nominating and Corporate Governance Committee is responsible for making recommendations to the Board concerning corporate governance matters; the structure, composition and function of the Board and its committees; and the compensation of directors for service on the Board and its committees. The Nominating and Corporate Governance Committee is comprised of two members: Laura Johnson Douglass and Robert Rosen. Each member of the Nominating and Corporate Governance Committee meets the requirements for independence under the listing standards of the Nasdaq Capital Market. The Nominating and Corporate Governance Committee met or took action by unanimous written consent two times during the year ended December 31, 2018.

Meetings of the Board of Directors

During the year ended December 31, 2018, the Board met or took action by unanimous written consent 8 times (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of: (i) the total number of meetings of the Board held during the period for which he or she has been a director; and (ii) the total number of meetings held by all committees of our Board on which he or she served during the periods that he or she served. We held our 2018 Annual Meeting of Shareholders on September 12, 2018, and one of the Company’s directors attended the meeting.

Director Nominations

Our Corporate Governance and Nominating Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Corporate Governance and Nominating Committee may utilize a variety of methods for identifying and evaluating director candidates. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current directors, professional search firms, shareholders or other persons. Once the Corporate Governance and Nominating Committee has identified a prospective nominee, it will evaluate the prospective nominee in the context of the then-current constitution of the Board and will consider a variety of other factors, including the prospective nominee’s business, industry, finance and financial reporting experience, as well as attributes that would be expected to contribute to an effective Board. The Corporate Governance and Nominating Committee seeks to identify nominees who possess a wide range of experience, skills and areas of expertise, knowledge and business judgment. Our Corporate Governance and Nominating Committee thus considers a broad range of factors relating to the qualifications and background of nominees, which may include diversity, which is not only limited to race, gender or national origin, but also includes diversity of experience and skills. We have no formal policy regarding Board diversity. Our Corporate Governance and Nominating Committee’s priority in selecting directors is the identification of persons who will further the interests of our shareholders through his or her established record of professional accomplishment, ability to contribute positively to the collaborative culture among directors, professional and personal experiences and expertise relevant to our growth strategy. Successful nominees must have a history of superior performance or accomplishments in their professional undertakings and should have the highest personal and professional ethics and values. The Corporate Governance and Nominating Committee assesses its effectiveness in balancing these considerations when assessing the composition of the Board. The Corporate Governance and Nominating Committee does not evaluate shareholder nominees differently than any other nominee.

Pursuant to procedures set forth in the Company’s Bylaws, as amended and restated (the “Bylaws”), our Corporate Governance and Nominating Committee will consider shareholder nominations for directors if we receive timely written notice, in proper form, of the intent to make a nomination at a meeting of shareholders. To be timely, the notice must be received within the time frame discussed in our Bylaws. To be in proper form, the notice must, among other matters, include each director nominee’s written consent to serve as a director if elected, a description of all arrangements or understandings between the nominating shareholder and each director nominee and information about the nominating shareholder and each director nominee. A copy of our Bylaws will be provided on written request to our Secretary.

Shareholder Communications

Our shareholders may communicate with our Board or a particular director by sending a letter addressed to the Board or a particular director to our Secretary at La Jolla Pharmaceutical Company, 4550 Towne Centre Court, San Diego, California, 92121. All communications will be compiled by our Secretary and forwarded to the Board, or the director, accordingly. The Secretary opens, logs and forwards all such correspondence (other than advertisements or other solicitations) to the Board, or the director, accordingly, unless a director has requested that the Secretary forward correspondence unopened.

Corporate Governance Guidelines

We have adopted a set of Corporate Governance Guidelines that describe a number of our corporate governance practices. The Corporate Governance Guidelines are available for viewing on our website at www.ljpc.com, under “Investor Relations.”

Code of Business Conduct and Ethics; Corporate Website

We have adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our directors, executive officers and employees, including our principal executive officer, principal financial and accounting officer and persons performing similar functions. Our Code of Ethics is available for viewing on our website at www.ljpc.com, under “Investor Relations.” We intend to disclose future amendments to, or waivers of provisions with respect to our officers and directors in, the Code of Ethics on our website within 4 business days following the date of the amendment or waiver. Our website may also be used to communicate other material developments to our shareholders from time to time, such as press releases, corporate presentations and presentations delivered at investor conferences. Shareholders are encouraged to regularly review our website for any such updates.

EXECUTIVE OFFICERS

Our executive officers and their respective ages as of July 1, 2019 are set forth below, as well as biographies for officers other than Dr. Tidmarsh, whose biography is set forth under Proposal 1.

Name	Age	Position
George Tidmarsh, M.D., Ph.D.	59	President, Chief Executive Officer, Secretary and Director
Jennifer Carver	65	Chief Operating Officer
Lakhmir Chawla, M.D.	48	Chief Medical Officer
Dennis Mulroy	64	Chief Financial Officer
James Rolke	50	Chief Scientific Officer
Darryl Wellinghoff	50	Chief Commercial Officer

Jennifer Carver has been the Chief Operating Officer of the Company since January 2017. Ms. Carver has more than 20 years of cross-functional leadership experience in pharmaceutical drug development and the healthcare industry. Prior to her appointment as Chief Operating Officer, Ms. Carver held a number of operational roles of increasing responsibility since joining the Company in 2014, most recently as Senior Vice President, Operations. From 2012 to 2014, Ms. Carver was Senior Director of Project Management at Spectrum Pharmaceuticals, Inc., leading the NDA and launch activities for Beleodaq®, an FDA-approved, anti-cancer agent. From 2001 to 2012, she held various roles at Allos Therapeutics, Inc., including Project Manager for Folotyn®, an FDA-approved, anti-cancer agent, and led integration activities following the acquisition of Allos by Spectrum Pharmaceuticals in 2012. Ms. Carver received a B.S.N. and M.B.A. from the University of Colorado.

Lakhmir Chawla, M.D. has been the Chief Medical Officer of the Company since 2015. Dr. Chawla has more than 20 years of medical experience with particular expertise in critical care and nephrology. Dr. Chawla has been an active investigator in the field of critical care nephrology since 2002. From 2008 to 2015, Dr. Chawla was an Associate Professor of Medicine at the George Washington University, where he had dual appointments in the Department of Anesthesiology and Critical Care Medicine and in the Department of Medicine, Division of Renal Diseases and Hypertension. From 2014 to 2015, Dr. Chawla was also the Chief of the Division of Intensive Care Medicine at the Washington D.C. Veterans Affairs Medical Center. During his tenure at the George Washington University, Dr. Chawla was the designer and lead investigator of a pilot study called the ATHOS (Angiotensin II for the Treatment of High Output Shock) study, which served as the basis for the Company’s completed ATHOS-3 clinical study. Dr. Chawla received an M.D. from the New Jersey Medical School.

Dennis Mulroy has been the Chief Financial Officer of the Company since 2015. Mr. Mulroy has more than 25 years of financial management experience, including leadership positions in publicly traded biotechnology, life sciences, medical service and medical device companies. From 2005 to 2015, Mr. Mulroy served as Chief Financial Officer of Taxus Cardium Pharmaceuticals Group Inc. Prior to joining Taxus Cardium, Mr. Mulroy served as Chief Financial Officer of Molecular Imaging, Inc. and SeraCare Life Sciences, Inc. and held financial management positions of increasing responsibility at several other companies. Mr. Mulroy began his career as a Certified Public Accountant with Ernst & Young LLP in San Diego. Mr. Mulroy received a B.S. degree in business administration, with an emphasis in accounting, from the University of San Diego.

James Rolke has been the Chief Scientific Officer of the Company since 2017. Mr. Rolke has over 25 years of research and development experience in the biotechnology industry. Prior to his appointment as Chief Scientific Officer, Mr. Rolke held various positions of increasing responsibility since joining the Company in 2012, most recently as Vice President of Research and Development. From 2009 to 2012, Mr. Rolke was Chief Technology Officer at Pluromed, Inc. (acquired by Sanofi). From 2007 to 2009, Mr. Rolke served as Director of Operations at Prospect Therapeutics, Inc. and held research and development positions of increasing responsibility at several other companies. Mr. Rolke received a B.S. degree in chemistry from Keene State College.

Darryl Wellinghoff has been the Chief Commercial Officer of the Company since March 2019. Mr. Wellinghoff has over 19 years of sales, marketing and product launch experience in the pharmaceutical industry. From 2016 to 2018, Mr. Wellinghoff served as the Executive Vice President of Mainstreet Investment, a real estate development, value investments and health care company. From 2001 to 2016, he served in commercial leadership roles of increasing responsibility at The Medicines Company, a biopharmaceutical company, most recently as the Senior Vice President-Americas, where he led the commercial organization through multiple hospital-based product launches in cardiovascular, surgical and infectious diseases. Mr. Wellinghoff received a B.A. degree in literature from Florida State University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

We are currently considered a smaller reporting company for the SEC’s executive compensation disclosure rules. In accordance with such rules, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures. Further, our reporting obligations extend only to the individuals serving as our chief executive officer and our two most highly compensated executive officers. We have nonetheless chosen to disclose additional information, including this Compensation Discussion and Analysis, in order to provide shareholders with important information regarding our compensation practices.

Our Named Executive Officers (the “Named Executive Officers” or “NEOs”) with respect to 2018 were:

•	George Tidmarsh, M.D., Ph.D., Chief Executive Officer;

•	Jennifer Carver, Chief Operating Officer; and

•	Lakhmir Chawla, M.D., Chief Medical Officer.
The following Compensation Discussion and Analysis describes the material elements of compensation earned by our NEOs who served during 2018.

Compensation Philosophy and Objectives

Our goal is to provide a competitive total compensation package with significant emphasis on pay for performance. Accordingly, we favor equity and discretionary awards over guaranteed cash compensation in order to drive accomplishments that enhance shareholder value and align the interests of our executive officers and our shareholders. This means that our executive officers will not realize the total potential value of their compensation package unless performance goals, which are directly tied to our corporate performance, are achieved. The Board of Directors believes that our executive compensation program is reasonable in light of the executive compensation programs of our peer group companies and is appropriately designed to incentivize our management team to achieve our short-term and long-term corporate objectives, while effectively managing business risks and challenges.

Based on the foregoing objectives, executive compensation is based on three primary components: base salary, annual incentive bonuses and equity awards. The Compensation Committee believes that cash compensation in the form of base salary and an annual incentive bonus provides our executive officers with short-term rewards for success in operations, and that long-term compensation in the form of equity awards aligns the objectives of our executive officers with those of our shareholders with respect to long-term performance and success. In addition, our executive officers only receive benefits that are generally available to all of our employees. Our compensation-setting process includes reviewing the targeted overall compensation for each executive officer and then allocating that compensation between base salary, annual incentive bonuses and equity awards, based appropriately on industry and salary survey data for public companies of a similar market capitalization, size and stage of clinical development.

With respect to equity awards, these awards typically vest and become exercisable over a period of four years, consisting of an initial one-year cliff-vest, followed by monthly vesting. However, we have also used performance-based vesting conditions and the combination of performance-based and time-based vesting conditions for certain awards. We believe that long-term value creation, contrasted with short-term gain, presents the best opportunity for employees to profit from these awards. In circumstances where performance-based equity awards have been granted, the events that trigger vesting are generally estimated to be achieved at least one year from the grant date, although shorter performance goals may be used in some cases. The Company has not historically used claw-back provisions or imposed holding periods for vested awards, although the Compensation Committee may consider whether such mechanisms might be appropriate in the future to mitigate risk.

Risk Management and Mitigation

In reviewing the compensation structure for 2018, we also considered how the Company’s compensation policies may affect the Company’s risk profile and whether compensation policies and practices may encourage risk-taking by employees. More specifically, we considered the general design philosophy of the Company’s policies for employees whose conduct would be most affected by incentives established by compensation policies. In considering these issues, we concluded that the use of annual incentive bonuses and long-term equity awards did not appear to create undue risks for the Company or encourage excessive risk-taking behavior on the part of our employees.

Roles in Determining Compensation

Compensation Committee

The Compensation Committee has the responsibility of reviewing the appropriateness of the total compensation paid to our executive officers. The Compensation Committee oversaw and presented for Board approval all compensation arrangements and actions for our key employees in 2018, including the NEOs. The Board has delegated to the Chief Executive Officer certain administrative responsibilities under the Company’s 2013 Equity Incentive Plan, allowing the Chief Executive Officer to set base salaries and annual incentive bonus targets, as well as make equity award grants within predetermined guidelines established by the Compensation Committee and approved by the Board, for non-officer employees of the Company.

Compensation Consultant

In 2018, the Compensation Committee engaged the services of Marsh & McLennan Agency, LLC (formerly known as Barney & Barney) (“MMA”), a national insurance firm that provides compensation consulting services. The directive for MMA was to assist the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design and review and analysis of competitive data with respect to the Company’s peers in the industry. The Compensation Committee has the authority to engage and terminate the services of compensation consultants. The decision to engage MMA was not made, or recommended, by the Company’s management. MMA also provides insurance brokerage services to the Company outside of its services to the Compensation Committee. The Compensation Committee, after a review of the factors set forth in Section 10C-1 of the Exchange Act, has determined that MMA is independent, and the insurance brokerage work and compensation consulting work performed by MMA do not present any conflicts of interest.

Say-on-Pay

On June 5, 2013 and August 23, 2016, the Company provided shareholders a “say-on-pay” advisory vote on its executive compensation under Section 14A of the Exchange Act. At the Company’s 2013 and 2016 Annual Meetings of Shareholders, shareholders expressed support for the compensation of our NEOs, with a majority of the votes cast for approval of the “say-on-pay” advisory vote. The Compensation Committee carefully evaluated the results of these advisory votes. The Compensation Committee also considered many other factors in evaluating the Company's executive compensation programs as discussed in this Compensation Discussion and Analysis, including the Compensation Committee’s assessment of the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by external consultants and review of peer group and survey data, each of which is evaluated in the context of the Compensation Committee’s fiduciary duty to act as the directors determine to be in shareholders’ best interests. While each of these factors bore on the Compensation Committee’s decisions regarding our Named Executive Officers’ compensation, the Compensation Committee did not make any changes to our executive compensation program and policies as a result of the “say-on-pay” advisory votes. The Company also provided shareholders a “say-on-frequency” advisory vote on June 5, 2013. As discussed in Proposal 4 and Proposal 5, shareholders are being asked to vote at the Annual Meeting on “say-on-pay” and “say-on-frequency” votes.

Base Salary

Base salaries for executives are based on job responsibilities, accountability and the experience of the individual. For 2018, the Compensation Committee implemented a policy of targeting base salaries for executives, including the Chief Executive Officer, at or near the 50th percentile of salaries of executives with similar roles at similar organizations, based on broad comparative data. In its assessment of executive compensation levels, MMA provided information which indicated that, using the Company’s identified peer group, executive cash compensation was slightly above the 50th percentile.

During its review of base salaries for executives and other key employees, the Compensation Committee primarily considered:

•	market data provided by MMA and publicly available industry surveys to ensure competitive compensation;

•	compensation data for public companies of a similar market capitalization, size and stage of clinical development;

•	individual performance of the executive for the prior year, including achievements and overall contribution to the Company’s growth and business success; and

•	internal review of the executive’s overall compensation relative to other executives at a similar level.

The Compensation Committee considers these factors in the aggregate, without assigning weight to any specific factor, and not every factor was considered for each executive officer.

Salary levels are typically considered annually as part of our performance review process as well as on promotion or other changes in job responsibilities. Merit increases are awarded based on the Compensation Committee’s subjective overall review of an executive’s performance of his or her job responsibilities and as approved by the Board. In addition, base salaries are reviewed annually to assure comparability with market practices. Market adjustments generally are reserved for those employees whose base salaries fall below market. In the evaluation of performance for 2018, the Board of Directors approved an increase of 3% in the base salaries for Dr. Tidmarsh, Dr. Chawla, and Ms. Carver. These increases were effective commencing with the first pay period in 2019.

Annual Incentive Bonus

The annual incentive bonus for the NEOs is determined based on corporate performance and also individual achievements and performance, as warranted. The Compensation Committee, consistent with the overall corporate philosophy of keeping cash compensation for executives at or near the 50th percentile when compared to executives with similar roles at similar organizations, reviewed the target bonus potential payout for the NEOs together with other generally available market comparative data. The target bonus is set at an incentive level based on the executive’s accountability and potential impact on the Company’s performance. Accordingly, the more control and accountability that an executive has over the Company’s performance, the greater the percentage of that executive’s total compensation is dependent on an annual incentive bonus. The targeted annual incentive bonus payout for 2018 was 60% of base salary for Dr. Tidmarsh and 40% of base salary for each of Dr. Chawla and Ms. Carver. In determining the annual incentive bonus opportunity for executives, the executive’s annual base salary is multiplied by his or her target bonus percentage. The resulting amount is then multiplied by the corporate performance percentage approved by the Board, which is dependent on the achievement of corporate performance goals, and also potentially adjusted upwards or downwards for individual executives based on their individual contribution toward the corporate results during the relevant year.

For annual incentive bonuses for our executive officers, in any given year, a minimum overall goal achievement of greater than or equal to 50% is required for an executive officer to earn any annual incentive bonus. The target bonus can be earned if a goal achievement of 100% is obtained; for extraordinary performance in corporate goal achievement, up to 150% of the target bonus for that goal could be awarded. Accordingly, for the NEOs, there is the potential to receive up to 150% of their overall bonus target. The Board of Directors retains broad discretion to modify our target goals at any time, including the methodology for calculating the specific bonus amounts. The Board may also, in its sole discretion, determine to either increase annual incentive bonus payouts for extraordinary achievement or to reduce payout if economic and business conditions warrant.

    For 2018, the Board of Directors determined that our NEOs achieved 70% of their corporate performance goals with no adjustment for individual contributions toward the corporate results. Key factors in determining the 2018 level of achievement included the number of patients treated with GIAPREZA in 2018, reaching enrollment milestones for the pivotal phase 2 study of LJPC-401 for the treatment of beta thalassemia patients suffering from iron overload and for the phase 2 study for LJPC-401 in patients with hereditary hemochromatosis, and filing the NDA for our malaria product. Annual incentive bonus payouts made to the NEOs for their performance in 2018 are shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” below. Although the Board determined the NEOs achieved 70% of their performance goals, it chose to pay each of the officers a fixed amount of $75,000, which equaled 30% of the bonus for Dr. Tidmarsh and approximately 63% of the bonuses for Dr. Chawla and Ms. Carver that they would have been eligible for based on 70% goal achievement.

Equity Awards

The executive equity award program is designed to promote high performance and achievement of corporate goals by employees on a long-term basis, encourage the growth of shareholder value and allow employees to participate in the long-term success of the Company. As of December 31, 2018, the Company had approximately 170 employees and 4 non-employee directors who were eligible to receive equity awards. Under the Company’s 2013 Equity Incentive Plan, the Board (or a committee thereof, including the Compensation Committee) may grant stock options, shares of common stock, restricted stock units, stock appreciation rights and performance awards. In granting these awards, the Board (or a committee thereof, including the Compensation Committee) may establish any conditions or restrictions it deems appropriate.

The Company has granted equity awards to our executive officers and other employees in the form of stock options. These stock options will provide compensation only to the extent that the Company’s stock price appreciates over that time. The Compensation Committee has provided executive officers with an equity stake in the business, which we believe aligns the long-term interests of the management team with our shareholders. Because a financial gain from stock options is only possible if the price of the Company’s shares of common stock has increased since the date of grant, the Company believes that option grants motivate our executives and other employees to deliver superior performance and focus on behaviors and initiatives that lead to long-term value creation, which benefits all of the Company’s shareholders. The Company typically grants time-based vesting stock options, but has also granted performance-based stock options to our Chief Executive Officer and certain other executives on occasion.

Stock option award levels are based on option grant guidelines approved by the Board or the Compensation Committee and vary among employees based on their level within the Company and their individual performance. Annual awards of stock options to executives are made as part of the annual review of executive performance, which typically occurs around year end. Newly hired or promoted executives receive their award of stock options on their date of hire or promotion, respectively, or at the next regularly scheduled Compensation Committee or Board meeting following their hire or promotion date. The Compensation Committee targets stock option award levels for executives, including the Chief Executive Officer, at or near the 75th percentile of long-term incentive awards of executives with similar roles at similar organizations, based on broad comparative data. The resulting amount is then multiplied by the corporate performance percentage approved by the Board, which is dependent on the achievement of corporate performance goals, and also potentially adjusted upwards or downwards for individual executives based on their individual contribution toward the corporate results during the year and prorated for their time employed during 2018. The Compensation Committee, in line with the Company’s philosophy to encourage long-term value creation, elected to emphasize the equity portion of each executive’s overall total compensation. The grant of options by the Company is unrelated to any anticipated major announcements made by the Company and, therefore, is not influenced by any material, non-public information that may exist at the time of grant.

Following an annual review of compensation, as well as individual and corporate performance that was completed in December 2018, Dr. Tidmarsh, Dr. Chawla and Ms. Carver were each granted an option to purchase up to 174,000, 53,000 and 53,000 shares, respectively, of common stock at a price equal to the fair market value of the common stock on the grant date, in January 2019. These stock options vest and become exercisable with respect to 25% of the underlying shares on the one-year anniversary of the grant date, and the remaining shares vest and become exercisable ratably on a monthly basis over the next three years, such that these options are fully vested and exercisable on the fourth anniversary of the grant date, subject to the recipient’s continued service with the Company through each such vesting date. These options were granted and governed in all respects under the Company’s 2013 Equity Incentive Plan.

Employee Benefit Program

We have not historically provided special benefits or perquisites to our NEOs and did not do so in 2018. The NEOs are eligible to participate in all of the Company’s health, welfare, relocation, life insurance, paid time-off and retirement savings benefit programs on the same terms as are available to other employees. These benefit programs are designed to enable the Company to attract and retain its workforce in a competitive marketplace. Health, welfare and paid time-off benefits ensure that the Company has a productive and focused workforce through reliable and competitive health and other benefits. The retirement savings plan helps employees save and prepare financially for retirement.

The Company’s retirement savings plan (the “401(k) Plan”) is a tax-qualified retirement savings plan, pursuant to which all employees, including the NEOs, are able to contribute the lesser of 50% of their annual compensation (as defined) or the limit prescribed by the Internal Revenue Service to the 401(k) Plan on a before-tax basis. The Company matches employee contributions to the 401(k) Plan based on each participant’s contribution during the plan year, up to 3.5% of each participant’s annual compensation.

Employment and Separation Arrangements

From time to time, we have provided executive officers with certain termination and change in control benefits. Where implemented, the Compensation Committee or Board has approved such termination and change in control benefits in order to maintain market-competitive compensation practices and to mitigate some of the risk that exists for executives working in a biopharmaceutical company at our current stage of development and where the possibility exists that we may be acquired if our business efforts succeed. These arrangements are intended to retain highly skilled executives who have, or who may seek, alternatives that may appear to them to be less risky in terms of the potential loss of their position following a merger or sale, particularly where the services of these executive officers may not be required by the acquirer.

A summary of the terms of the arrangements we have with our NEOs and the potential value of payments on termination or change in control is provided below under the caption “Potential Payments on Termination or Change in Control.”

Competitive Market Review

In 2018, the Compensation Committee retained MMA to assist the committee in identifying a selected peer group of companies within the biotechnology/biopharmaceutical industry and with similar identified characteristics to our Company to be used to assess compensation levels for the top senior management positions. MMA was involved with the process of selecting an appropriate peer group for our Company and collecting and analyzing compensation data of the companies within our peer group. In addition, for some positions, we reviewed other broader market surveys within our industry. While we do not establish compensation levels based solely on comparative data, pay practices at other companies are an important factor that is considered in assessing the reasonableness of compensation and ensuring that our compensation practices are competitive in the marketplace. In compiling the peer group for 2018, the factors that were identified as providing well-defined comparatives to the Company were market capitalization ($350 million to $1.4 billion), current stage of clinical development or business activity (product(s) commercialized with revenues < $100 million), and number of employees (< 400). While the Compensation Committee reviewed compensation data pertaining to these companies, it determined that elements such as the Company’s diversity of clinical development and commercialization activities and the level of executive experience should be significant factors in assessing compensation levels, and certain factors such as number of employees or market capitalization might allow for easy categorization, but were not necessarily the most significant factors in determining the relative need by the Company to recruit highly skilled executives. The 26 companies in the peer group identified by MMA for 2018 are listed below.

Achaogen Inc.	Akebia Therapeutics, Inc.
Alder Biopharmaceuticals	ArQule, Inc.
BioCryst Pharmaceuticals	Cara Therapeutics
Cytokinetics, Incorporated.	Dynavax Technologies Corporation Inc.
Epizyme, Inc..	Esperion Therapeutics, Inc
Flexion Therapeutics,	Geron Corporation
GlycoMimetics, Inc.	Heron Therapeutics, Inc
Karyopharm Therapeutics	Lexicon Pharmaceuticals
Melinta Therpeuticas	Omeros Corporation
Paratek Pharmaceuticals.	Portola Pharmaceuticals
Progenics Pharmaceuticals	Revance Therapeutics, Inc.
Rigel Pharmaceuticals	Tetraphase Pharmaceuticals
TG Therapeutics, Inc.	Vanda Pharmaceuticals Inc

Tax Considerations

In making compensation decisions affecting our executive officers, the Board or the Compensation Committee may, among other considerations, also give consideration to our ability to deduct, under applicable federal corporate income tax laws, compensation payments made to executives.

Minimum Stock Ownership Requirements

There are no minimum stock ownership guidelines for our executives or employees, although senior members of our management team are encouraged, and expected, to have a significant direct interest in the value of our shares of common stock through the receipt of equity awards and/or open market purchases, as the case may be. We strive to design our compensation program to stress long-term ownership in Company equity as the means of best aligning the interests of our executives with those of our shareholders.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee have ever been an employee or officer of the Company. Additionally, for the year ended December 31, 2018, none of our executive officers served as a member of the Compensation Committee of another entity where such entity’s executive officers served as a director or a member of our Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Compensation Committee recommended that the foregoing Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee:
Craig Johnson, Chairman
Laura Johnson Douglass

Summary Compensation Table

The following table provides information for the years ended December 31, 2018 and 2017 concerning the compensation paid or awarded to our NEOs:

Name and Principal Position	Year	Salary	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
George Tidmarsh, M.D., Ph.D.	2018	$589,000	$833,107	$75,000	$11,974	$1,509,081
President, Chief Executive Officer and Secretary	2017	$571,000	$5,433,528	$428,000	$18,115	$6,450,643

Jennifer Carver	2018	$405,000	$258,270	$75,000	$49,122	$787,392
Chief Operating Officer	2017	$370,000	$1,455,057	$216,000	$51,159	$2,092,216

Lakhmir Chawla, M.D.	2018	$444,000	$252,778	$75,000	$10,435	$782,213
Chief Medical Officer	2017	$431,000	$1,455,057	$216,000	$73,497	$2,175,554

1.
The amounts reported in this column represent the grant-date fair values of option awards granted to each Named Executive Officer, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation-Stock Compensation. For a discussion of the assumptions used to calculate the value of our option awards, see Note 7 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018. The 2018 Option Awards include options awarded in January 2019 for 2018 performance.

2.	The amounts reported in this column represent each Named Executive Officer’s performance-based cash bonus paid under the Company’s annual incentive bonus program.

3.
The amounts reported in this column represent the Company’s matching contribution to the 401(k) plan account and life insurance premiums paid by the Company for the NEOs. For the year ended December 31, 2018 and 2017, Ms. Carver received $32,639 and $31,123, respectively, for travel and housing expenses. For the year ended December 31, 2017, Dr. Chawla received a housing allowance in the amount of $60,000.

Outstanding Equity Awards as of December 31, 2018

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date(1)
George Tidmarsh, M.D., Ph.D.	181,000	—		$10.84	4/3/2024
	281,250	18,750	(2)	$19.69	2/23/2025
	30,000	—		$35.58	8/31/2025
	216,750	72,250	(3)	$28.24	12/21/2025
	102,877	111,823	(3)	$19.19	1/4/2027
	45,750	137,250	(3)	$28.10	12/11/2027
	6,250	18,750	(3)	$32.47	12/27/2027
	—	88	(3)	$16.25	10/15/2028
	—	89	(3)	$16.30	10/31/2028
	—	97	(3)	$14.90	11/15/2028
	—	100	(3)	$14.47	11/30/2028
	—	112	(3)	$12.80	12/14/2028
	—	154	(3)	$9.43	12/31/2028
	—	174,000	(3)	$5.99	1/23/2029
Jennifer Carver	18,000	—	(2)	$7.26	2/17/2024
	10,000	—	(2)	$7.69	5/22/2024
	12,000	—	(3)	$19.80	1/9/2025
	22,522	978	(3)	$19.69	2/23/2025
	15,000	—		$35.58	8/31/2025
	38,250	12,750	(3)	$28.24	12/21/2025
	30,715	33,385	(3)	$19.19	1/4/2027
	12,250	36,750	(3)	$28.10	12/11/2027
	1,675	5,025	(3)	$32.47	12/27/2027
	—	85	(3)	$16.25	10/15/2028
	—	85	(3)	$16.30	10/31/2028
	—	94	(3)	$14.90	11/15/2028
	—	96	(3)	$14.47	11/30/2028
	—	108	(3)	$12.80	12/14/2028
	—	148	(3)	$9.43	12/31/2028
	—	53,000	(3)	$5.99	1/23/2029
Lakhmir Chawla, M.D.	60,000	—		$17.34	2/6/2025
	50,000	10,000	(4)	$35.58	8/31/2025
	30,000	—		$35.58	8/31/2025
	44,025	14,675	(3)	$28.24	12/21/2025
	30,715	33,385	(3)	$19.19	1/4/2027
	12,250	36,750	(3)	$28.10	12/11/2027
	1,675	5,025	(3)	$32.47	12/27/2027
	—	15	(3)	$16.25	10/15/2028
	—	15	(3)	$16.30	10/31/2028
	—	16	(3)	$14.90	11/15/2028
	—	16	(3)	$14.47	11/30/2028
	—	17	(3)	$12.80	12/14/2028
	—	23	(3)	$9.43	12/31/2028
	—	53,000	(3)	$5.99	1/23/2029

1.	All stock options expire 10 years from the grant date.

2.
The stock option vests and becomes exercisable with respect to 25% of the underlying shares on the one-year anniversary of the grant date and then vests and becomes exercisable ratably on a quarterly basis over the next three years.

3.
The stock option vests and becomes exercisable with respect to 25% of the underlying shares on the one-year anniversary of the grant date and then vests and becomes exercisable ratably on a monthly basis over the next three years.

4.	The stock option vests and becomes exercisable with respect to the underlying shares ratably on a monthly basis over four years from the grant date.

Potential Payments on Termination or Change in Control

None of our NEOs have employment agreements that provide for severance or benefit continuation payments on a termination without cause or a resignation for good reason or change in control. However, pursuant to the terms of the granted stock options, the NEOs are entitled to accelerated vesting of their equity awards immediately preceding a change in control.

The following table sets forth information regarding potential payments that would have been made to our NEOs on various termination or change-in-control events, assuming such events occurred as of December 31, 2018. Because none of our NEOs has stock options with an exercise price below the closing price as of December 31, 2018 or have employment agreements that provide for severance or benefit continuation payments on a termination without cause or a resignation for good reason or change in control, no such potential cash payments are reported in the table below.

Name	Without Cause or With Good Reason	Without Cause or With Good Reason Within Three Months Before or 12 Months After or upon a Change in Control (in thousands)
George F. Tidmarsh, M.D., Ph.D.
Severance(1)	$—	$—
Benefit continuation	—	—
Accelerated vesting of stock options(2)	—	599
Total	$—	$599
Lakhmir S. Chawla, M.D.
Severance(1)	$—	$—
Benefit continuation	—	—
Accelerated vesting of stock options(2)	—	182
Total	$—	$182
Jennifer A. Carver
Severance(1)	$—	$—
Benefit continuation	—	—
Accelerated vesting of stock options(2)	—	182
Total	$—	$182

1.
The executive officers’ employment offer letters do not provide for severance benefits on termination, with or without a change in control. However, pursuant to the terms of the stock options, the executive officers are entitled to accelerated vesting of their equity awards in certain circumstances, as set forth in this table.

2.
Represents the value of “in-the-money,” unvested equity awards that would have accelerated as a result of a change in control on December 31, 2018, based on the closing price of a share of common stock of $9.43 on the last trading day of 2018, which was December 31, 2018 (assumes performance grants for 2018 were issued prior to December 31, 2018).

Director Compensation

Retainer Fees. Directors who are also our employees receive no extra compensation for their service on the Board. For the year ended December 31, 2018, our non-employee directors received an annual fee of $60,000 and the Chair of the Audit Committee received an additional annual fee of $20,000, both of which were paid quarterly. The Chairman of the Board, Mr. Tang, has elected to waive all cash compensation for his service as a director.

Option Grants. Each of our non-employee directors is eligible to receive, on becoming a non-employee director, a one-time grant of a non-qualified stock option under the Company’s 2013 Equity Incentive Plan in an amount to be determined by the Board at an exercise price equal to the fair value of a share of common stock on the grant date. These non-employee director options have a term of 10 years and vest with respect to one-third of the underlying shares on the one-year anniversary of the grant and with respect to the remainder of the underlying shares on a quarterly basis for two years thereafter. Each non-employee director receives an additional grant annually of a non-qualified stock option in an amount to be determined by the Board. These non-employee director options have a term of 10 years and vest fully on the one-year anniversary of the grant date. The exercise price for these additional non-employee director options is the fair value of the common stock on the grant date. All outstanding non-employee director options vest in full immediately prior to any change in control. Each non-employee director is also eligible to receive additional options under the Company’s 2013 Equity Incentive Plan at the discretion of the Board. These options vest and become exercisable pursuant to the Company’s 2013 Equity Incentive Plan and the terms of the option grant.

The following table shows the compensation earned in 2018 by the non-employee directors who served on the Board during the year ended December 31, 2018:

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total
Kevin Tang(2)	$—	$53,103	$53,103
Laura Johnson Douglass	$60,000	$53,103	$113,103
Craig Johnson	$80,000	$53,103	$133,103
Robert Rosen	$60,000	$53,103	$113,103

1.
The amounts reported in this column reflect the grant-date fair values of stock options granted in January 2019 to the directors for 2018 board service calculated in accordance with FASB ASC Topic 718, Compensation-Stock Compensation. For a discussion of the assumptions used to calculate the value of our stock options, see Note 7 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018. Each non-employee director was awarded an option to purchase up to 12,000 shares of common stock at $5.99 per share, the fair value of the common stock on the grant date. As of December 31, 2018, the aggregate number of option awards outstanding for Kevin Tang, Laura Johnson Douglass, Craig Johnson and Robert Rosen were 70,000, 78,500, 89,000 and 70,000, respectively.

2.	Mr. Tang has elected to waive all cash compensation for his service as a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of July 1, 2019, based on information available to us and filings with the SEC by:

•	Each of our directors;

•	Each of our Named Executive Officers;

•	All of our current directors and executive officers as a group; and

•	Each persons or group of affiliated persons known by us to be a beneficial owner of more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, shares of common stock issuable under stock options that are exercisable within 60 days of July 1, 2019 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each shareholder named in the following table possesses sole voting and investment power over his, her or its shares of common stock, except for those jointly owned with that person’s spouse. Percentage of beneficial ownership of common stock is based on 27,125,215 shares of common stock outstanding as of July 1, 2019. Unless otherwise noted below, the address of each person listed on the table is c/o 4550 Towne Centre Court, San Diego, California 92121.

Name and Address	Shares of Common Stock Owned(1)	Shares with Right to Acquire Within 60 Days	Total Beneficial Ownership	Percentage of Common Stock
Greater than 5% Shareholders
Tang Capital Partners, LP(2)	4,938,893	—	4,938,893	18.21%
FMR LLC(3)	3,933,351	—	3,933,351	14.50%
Perceptive Advisors LLC(4)	2,253,376	—	2,253,376	8.31%
RTW Investments, LP(5)	2,274,369	—	2,274,369	8.30%
Broadfin Capital, LLC(6)	1,947,541	—	1,947,541	7.18%
Sectoral Asset Management Inc.(7)	1,759,171	—	1,759,171	6.49%
BlackRock, Inc.(8)	1,498,561	—	1,498,561	5.52%
Venrock Healthcare Capital Partners II, L.P.(9)	1,375,000	—	1,375,000	5.07%

Directors and Executive Officers
Kevin Tang(2)	5,178,893	58,000	5,236,893	19.27%
George Tidmarsh, M.D., Ph.D.	1,285,895	1,001,244	2,287,139	8.13%
Lakhmir Chawla, M.D.	5,984	267,165	273,149	*
Laura Johnson Douglass	500	66,500	67,000	*
Craig Johnson	—	77,000	77,000	*
Robert Rosen	—	58,000	58,000	*
Jennifer Carver	14,049	189,857	203,906	*
All Directors and Executive Officers as a group	6,568,257	2,021,489	8,589,746	29.47%

* Represents beneficial ownership of less than one percent.

1.
Shares of common stock beneficially owned are based on the Company’s review of Statement of Beneficial Ownership Filings on Schedules 13D, 13D/A, 13G and 13G/A. Shares of common stock owned can vary since the date of such filings.

2.
Based on a Schedule 13D/A filed with the SEC on January 14, 2019. The Schedule 13D/A was filed jointly by Tang Capital Partners, LP, Tang Capital Management, LLC and Kevin Tang. Tang Capital Partners, LP shares voting and dispositive power over such shares with Tang Capital Management, LLC and Kevin Tang. The shares of common stock owned and beneficially owned by Mr. Tang include shares of common stock owned by Tang Capital Partners, LP and other shares of common stock for which Mr. Tang shares voting and/or dispositive power. Mr. Tang has sole voting and dispositive power over 58,000 shares underlying stock options that were exercisable within 60 days of February 28, 2019. The beneficial ownership for Tang Capital Partners, LP and Mr. Tang excludes approximately 6,067,784 and 6,338,500 shares of common stock, respectively, that are potentially issuable on conversion of the Company’s Series C-12 Convertible Preferred Stock. The shares of Series C-12 Convertible Preferred Stock have a limit on the ability of the holder to convert, to the extent that the holder would beneficially own greater than 9.999% of shares of the Company’s common stock following such conversion, provided that the holder has the ability to waive, increase or decrease this limitation on conversion on providing the Company with 61 days of prior written notice. The address of the foregoing entities and person is 4747 Executive Drive, Suite 510, San Diego, CA 92121. Mr. Tang is the Chairman of the Board.

3.
Based on a Schedule 13G/A filed with the SEC on February 13, 2019. The Schedule 13G/A was filed jointly by FMR LLC and Abigail Johnson (collectively, “FMR”). FMR LLC reports it has sole voting power with respect to 19,116 shares, and FMR reports it has sole dispositive power with respect to 3,933,351 shares. The address of the foregoing entity and person is 245 Summer Street, Boston, MA 02210.

4.
Based on a Schedule 13G/A filed with the SEC on January 11, 2019. The Schedule 13G/A was filed by Perceptive Advisors, LLC, which serves as the investment manager for Perceptive Life Sciences Master Fund, Ltd. Joseph Edelman serves as the managing member of Perceptive Advisors, LLC, which reports having shared voting and dispositive power with respect to the 2,253,376 shares. The address of the foregoing entities and person is 51 Astor Place, 10th Floor, New York, NY 10003.

5.
Based on a Schedule 13G filed with the SEC on June 14, 2019. The Schedule 13G was filed jointly by RTW Investments, LP, RTW Master Fund, Ltd. and Roderick Wong. RTW Investments, LP is the investment manager of RTW Master Fund, Ltd. and one or more private funds, and shares voting and dispositive power over such shares. RTW Investments, LP and Roderick Wong report that they have shared voting and dispositive power with respect to 2,274,369 shares. RTW Master Fund, Ltd reports that it has shared voting and dispositive power with respect to 1,742,166 shares. The beneficial ownership for RTW Investments, LP includes approximately 263,029 shares of common stock that are potentially issuable on conversion of the Company’s Series C-12 Convertible Preferred Stock. The address of RTW Investments, LP and Roderick Wong is 412 West 15th Street, 9th Floor, New York, NY 10011. The address of RTW Master Fund, Ltd. is 190 Elgin Avenue, George Town, Grand Cayman KY1-9001, Cayman Islands.

6.
Based on a Schedule 13G/A filed with the SEC on February 13, 2019. The Schedule 13G/A was filed jointly by Broadfin Capital, LLC, Broadfin Healthcare Master Fund, Ltd. and Kevin Kotler (collectively, “Broadfin”). Broadfin reports it has shared voting and dispositive power with respect to 1,947,541 shares. The address of Broadfin Capital, LLC and Kevin Kotler is 300 Park Avenue, 25th Floor, New York, NY 10022. The address of Broadfin Healthcare Master Fund, Ltd. is 20 Genesis Close, Ansbacher House, Second Floor, P.O. Box 1344, Grand Cayman KY1-1108, Cayman Islands.

7.
Based on a Schedule 13G filed with the SEC on February 13, 2019. The Schedule 13G was filed jointly by Sectoral Asset Management Inc., Jérôme Pfund and Michael Sjöström (collectively, “Sectoral”). Sectoral reports it has sole voting power with respect to 1,084,227 shares and sole dispositive power with respect to 1,759,171 shares. The address of the foregoing entity and persons is 1610-1010 Sherbrooke St. West, Montreal QC, H3A 2R7 Canada.

8.
Based on a Schedule 13G filed with the SEC on February 8, 2019. BlackRock reports it has sole voting power with respect to 1,460,293 shares and sole dispositive power with respect to 1,498,561 shares. The address of the foregoing entity is 55 East 52nd Street, New York, NY 10055.

9.
Based on a Schedule 13G filed with the SEC on February 11, 2019. The Schedule 13G was filed jointly by Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, Venrock Healthcare Capital Partners III, L.P., VHCP Co-Investment Holdings III, LLC, VHCP Management II, LLC, VHCP Management III, LLC, Nimish Shah and Bong Koh (collectively, “Venrock”). Schedule 13G reports that the 1,375,000 shares are owned directly as follows: 264,300 shares are owned by Venrock Healthcare Capital Partners II, L.P., 107,100 shares are owned by VHCP Co-Investment Holdings II, LLC, 912,414 shares are owned by Venrock Healthcare Capital Partners III, L.P. and 91,186 shares are owned by VHCP Co-Investment Holdings III, LLC. VHCP Management II, LLC is the general partner of Venrock Healthcare Capital Partners II, L.P. and the manager of VHCP Co-Investment Holdings II, LLC. VHCP Management III, LLC is the general partner of Venrock Healthcare Capital Partners III, L.P. and the manager of VHCP Co-Investment Holdings III, LLC. Messrs. Shah and Koh are the managing members of VHCP Management II, LLC and VHCP Management III, LLC. Venrock reports it has shared voting and dispositive power with respect to 1,375,000 shares. The address of the foregoing entities and persons is 7 Bryant Park, 23rd Floor, New York, NY 10018.

Equity Compensation Plan Information

The following table provides information regarding our equity compensation plans in effect as of December 31, 2018:

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders:
2013 Equity Incentive Plan	6,406,214	$23.21	1,340,450
2018 Employee Stock Purchase Plan	—	$—	717,701
Equity compensation plans not approved by security holders	60,000	$18.23	—
Total	6,466,214	$23.26	2,058,151

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Pursuant to our Code of Ethics, our directors, executive officers and employees must disclose transactions involving actual or apparent conflicts of interest, such as related party transactions, to the Chairperson of the Audit Committee. Additionally, the Audit Committee is responsible for review and approval of all related party transactions in which any officer, director or shareholder has a direct or indirect interest and would be required to be disclosed under Item 404(a) of Regulation S-K, and has written policies and procedures for reviewing, approving or ratifying any transaction required to be reported under Item 404(a) of Regulation S-K. In reviewing related party transactions, the Audit Committee evaluates any transaction in which a “related person” (as defined in Item 404(a) of Regulation S-K) was, or is to be, a participant and the amount involved exceeds the threshold specified by SEC rules (generally $120,000), and in which the related person had, or will have, a direct or indirect material interest. The Audit Committee also will consider whether the proposed terms are at least as favorable to the Company as could be obtained from unaffiliated third parties and will confirm that there is a bona fide business purpose for the transaction.

Since January 1, 2017, there were no transactions, and there are no currently proposed transactions, between the Company and any “related person” where the amount exceeded or will exceed $120,000, and in which any “related person” had or will have a direct or indirect material interest, other than compensation arrangements described elsewhere in this Proxy Statement.

OTHER MATTERS

Other Business

We know of no other business to be presented at the Annual Meeting. If any other business were to properly come before the Annual Meeting, it is intended that the shares represented by proxies would be voted with respect thereto in accordance with the best judgment of the persons named in the accompanying proxy card or voting instruction form.

Shareholder Proposals

Shareholders who wish to have proposals considered for inclusion in the Proxy Statement and form of proxy for our 2020 Annual Meeting must cause their proposals to be received in writing by our Secretary at 4550 Towne Centre Court, San Diego, California, 92121 no later than May 21, 2020, provided that if the Company moves the date of the 2020 Annual Meeting of Shareholders by more than 30 days from the anniversary date of the Annual Meeting, then the deadline for submission of proposals will be a “reasonable time” before the Company begins to print and send its proxy materials for the 2020 Annual Meeting of Shareholders (as defined in Rule 14a-8 under the Exchange Act). Any proposal should be addressed to our Secretary and may be included in next year’s proxy materials only if such proposal complies with our Bylaws, as discussed below, and the rules and regulations promulgated by the SEC. Nothing in this section shall be deemed to require us to include in our Proxy Statement any shareholder proposal or nomination that does not meet all of the requirements for inclusion established by the SEC. Submission of a shareholder proposal does not guarantee that it will be included in our Proxy Statement and form of proxy.

Further, our Bylaws require that a shareholder give our Secretary timely written notice of any proposal or nomination of a director to be brought before the annual meeting, but not included in the Proxy Statement and form of proxy. To be timely, such written notice must be delivered to our Secretary not less than 90 days nor more than 120 days prior to a scheduled annual meeting of shareholders, or if less than 95 days’ notice or prior public disclosure of the date of the scheduled annual meeting of shareholders is given or made, such written notice must be received by our Secretary not later than the close of business on the seventh day following the earlier of the date of the first public announcement of the date of such meeting or the date on which such notice of the scheduled meeting was mailed.

Any notice to our Secretary regarding a shareholder proposal must include, as to each matter the shareholder proposes to bring before the Annual Meeting: (i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting; (ii) the name and address, as they appear on our books, of the shareholder proposing such business and any shareholders known by such shareholder to be supporting such proposal; (iii) the class and number of shares of our stock that are beneficially owned by the shareholder and by any other shareholder known by such shareholder to be supporting such matter on the date of such shareholder notice; and (iv) any material interest of the shareholder in such business.

Any notice to our Secretary regarding a nomination for the election of a director must include: (i) the name and address of the shareholder who intends to make the nomination; (ii) the name and address of the person or persons to be nominated; (iii) the class and number of shares of our stock that are beneficially owned by the shareholder; (iv) a representation that such shareholder intends to appear in person or by proxy at the annual meeting and nominate the person or persons specified in the notice; (v) a description of all arrangements or understandings between the shareholder and each director nominee and any other person or persons (naming such person(s)) pursuant to which the nomination or nominations are to be made by the shareholder; (vi) such other information regarding each director nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the director nominee been nominated, or intended to be nominated, by the Board; and (vi) the consent of each director nominee to serve as a director if so elected.

Incorporation by Reference

The Report of the Audit Committee shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act of 1933 or the Exchange Act or incorporated by reference in any document so filed.

Householding

The Company may satisfy SEC rules regarding delivery of proxy materials, including the Proxy Statement, Annual Report, and Notice to Shareholders, by delivering a single Notice to Shareholders and, if applicable, a single set of proxy materials to an address shared by two or more Company shareholders. Some banks, brokers and other intermediaries may be participating in this practice of “householding” proxy statements and annual reports. This rule benefits both the Company and its shareholders, as it reduces the volume of duplicate information received at a shareholder’s house and helps reduce the Company’s expenses. Each shareholder, however, will continue to receive individual proxy cards or voting instruction forms.

Shareholders who have previously received a single set of disclosure documents may request their own copy this year or in future years by contacting their bank, broker or other nominee record holder. The Company will also deliver a separate copy of this Proxy Statement to any shareholder on written request to La Jolla Pharmaceutical Company, 4550 Towne Centre Court, San Diego, California 92121, Attn: George Tidmarsh, or on oral request by calling (858) 207-4264.

Similarly, shareholders who have previously received multiple copies of disclosure documents may write to the address or call the phone number listed above to request delivery of a single copy of these materials in the future.

Availability of Additional Information

Along with this Proxy Statement, we have provided each shareholder of record a copy of our 2018 Annual Report. We will provide, free of charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2018, including exhibits, on the written or oral request of any shareholder or beneficial owner of our common stock. Please send a written request to our Secretary at Investor Relations, La Jolla Pharmaceutical Company, 4550 Towne Centre Court, San Diego, California 92121 or call (858) 207-4264.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ George Tidmarsh
George Tidmarsh, M.D., Ph.D. President, Chief Executive Officer and Secretary

September 18, 2019
San Diego, California

Appendix A

2013 Equity Incentive Plan

LA JOLLA PHARMACEUTICAL COMPANY
AMENDED AND RESTATED
2013 EQUITY INCENTIVE PLAN

1. DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2. PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock-based and other incentive Awards.

3. ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Administrator will exercise its discretion consistent with qualifying the Award for that exception. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4. LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares. The maximum number of shares of Stock that may be delivered upon satisfaction of Awards under the Plan shall be 9,600,000 shares of Stock (the “Reserve”). The limits set forth in this Section 4(a) shall be construed to comply with Section 422. Without limiting the generality of the foregoing, no more than 9,600,000 shares of Stock may be issued in satisfaction of the exercise or surrender of ISOs granted under the Plan. To the extent consistent with the requirements of Section 422 and with other applicable legal requirements (including applicable stock exchange requirements), Stock issued under awards of an acquired company that are converted, replaced, or adjusted in connection with the acquisition shall not reduce the number of shares available for Awards under the Plan.

(b) Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.

(c) Section 162(m) Limits. The maximum number of shares subject to Awards that may be granted to any person in any calendar year and the maximum number of shares of Stock subject to SARs granted to any person in any calendar year will each be equal to 500,000 shares of Stock, provided that such limit is established solely for 162(m) purposes and that the excess portion of any award(s) granted above such limit shall not be deductible for purposes of Section 162(m). The maximum amount payable to any person in any year under Cash Awards will be $250,000. The foregoing provisions will be construed in a manner consistent with Section 162(m).

5. ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees and directors of, and consultants and advisors to, the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates; provided, that, subject to such express exceptions, if any, as the Administrator may establish, eligibility shall be further limited to those persons as to whom the use of a Form S-8 registration statement is permissible. Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

6. RULES APPLICABLE TO AWARDS

(a) All Awards

(1) Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant agrees to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2) Term of Plan. No Awards may be made after September 24, 2023, although previously granted Awards may continue beyond that date in accordance with their terms.

(3) Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution, and during a Participant’s lifetime ISOs (and, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3), other Awards requiring exercise) may be exercised only by the Participant. The Administrator may permit Awards, other than ISOs, to be transferred by gift, subject to such limitations as the Administrator may impose.

(4) Vesting, Etc. The Administrator may determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply:

(A) Immediately upon the cessation of the Participant’s Employment and except as provided in (B) and (C) below, each Award requiring exercise that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate, and all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited.

(B) Subject to (C) and (D) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate.

(C) All Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the Participant’s death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate.

(D) All Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the Administrator, in its sole discretion, determines that such cessation of Employment has resulted for reasons which cast such discredit on the Participant as to justify immediate termination of the Award.

(5) Taxes. The delivery, vesting or retention of Stock under an Award is conditioned upon full satisfaction by the Participant of all tax withholding requirements with respect to the Award. The Administrator will prescribe such rules for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law).

(6) Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award. Any entitlement to dividend equivalents or similar entitlements shall be established and administered consistent either with exemption from, or compliance with, the requirements of Section 409A.

(7) Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a shareholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.

(8) Section 162(m). This Section 6(a)(8) applies to any Performance Award intended to qualify as performance-based for the purposes of Section 162(m) other than a Stock Option or SAR. In the case of any Performance Award to which this Section 6(a)(8) applies, the Plan and such Award will be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. With respect to such Performance Awards, the Administrator will pre-establish, in writing, one or more specific Performance Criteria no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m)). Prior to grant, vesting or payment of the Performance Award, as the case may be, the Administrator will certify whether the applicable Performance Criteria have been attained and such determination will be final and conclusive. No Performance Award to which this Section 6(a)(8) applies may be granted after the first meeting of the shareholders of the Company held in the fifth year following the year in which the shareholders last approved the list of possible performance measures specified in the definition of “Performance Criteria” until the listed performance measures set forth in the definition of “Performance Criteria” (as originally approved or as subsequently amended) have been resubmitted to and reapproved by the shareholders of the Company in accordance with the requirements of Section 162(m) of the Code, unless such grant is made contingent upon such approval.

(9) Coordination with Other Plans. Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or its Affiliates. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its Affiliates may be settled in Stock (including, without limitation, Unrestricted Stock) if the Administrator so determines, in which case the shares delivered shall be treated as awarded under the Plan (and shall reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Section 4). In any case where an award is made under another plan or program of the Company or its Affiliates and such award is intended to qualify for the performance-based compensation exception under Section 162(m), and such award is settled by the delivery of Stock or another Award under the Plan, the applicable Section 162(m) limitations under both the other plan or program and under the Plan shall be applied to the Plan as necessary (as determined by the Administrator) to preserve the availability of the Section 162(m) performance-based compensation exception with respect thereto.

(10) Section 409A. Each Award shall contain such terms as the Administrator determines, and shall be construed and administered, such that the Award either (i) qualifies for an exemption from the requirements of Section 409A, or (ii) satisfies such requirements.

(11) Certain Requirements of Corporate Law. Awards shall be granted and administered consistent with the requirements of applicable California law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case, as determined by the Administrator.

(b) Awards Requiring Exercise

(1) Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator), which may be an electronic notice, signed (including electronic signature in form acceptable to the Administrator) by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(2) Exercise Price. The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise shall be 100% (in the case of an ISO granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422, 110%) of the fair market value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant. To the extent the Company has a class of securities listed for trading on the NASDAQ Stock Market, no Award, once granted, may be re-priced other than in accordance with the applicable shareholder approval requirements of NASDAQ. Fair market value shall be determined by the Administrator consistent with the applicable requirements of Section 422 and Section 409A.

(3) Payment Of Exercise Price. Where the exercise of an Award is to be accompanied by payment, payment of the exercise price shall be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of unrestricted shares of Stock that have a fair market value equal to the exercise price, subject to such minimum holding period requirements, if any, as the Administrator may prescribe, (ii) through a broker-assisted exercise program acceptable to the Administrator, (iii) by other means acceptable to the Administrator, or (iv) by any combination of the foregoing permissible forms of payment. The delivery of shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4) Maximum Term. Awards requiring exercise will have a maximum term not to exceed ten (10) years from the date of grant (five (5) years from the date of grant in the case of an ISO granted to a ten-percent shareholder described in Section 6(b)(2)).

7. EFFECT OF CERTAIN TRANSACTIONS

(a) Mergers, etc. Except as otherwise provided in an Award, the following provisions shall apply in the event of a Covered Transaction:

(1) Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for the assumption of some or all outstanding Awards or for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2) Cash-Out of Awards. If the Covered Transaction is one in which holders of Stock will receive a payment (whether cash, non-cash or a combination of the foregoing) upon consummation, then subject to Section 7(a)(5) the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the fair market value of one share of Stock (as determined by the Administrator in its reasonable discretion) times the number of shares of Stock subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of an SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines; provided, that the Administrator shall not exercise its discretion under this Section 7(a)(2) with respect to an Award or portion thereof providing for “nonqualified deferred compensation” subject to Section 409A in a manner that would constitute an extension or acceleration of, or other change in, payment terms if such change would be inconsistent with the applicable requirements of Section 409A.

(3) Other Actions. If the Covered Transaction (whether or not there is an acquiring or surviving entity) is one in which there is no assumption, substitution or cash-out, all outstanding Awards requiring exercise will cease to be exercisable and all Awards providing for the future delivery of Stock (including Stock Units and Performance Awards to the extent consisting of Stock Units) shall expire, in each case after such payment or other consideration, if any, as the Administrator deems equitable in the circumstances, as of the effective time of the Covered Transaction.

(4) Termination of Awards Upon Consummation of Covered Transaction. Each Award will terminate upon consummation of the Covered Transaction, other than the following: (i) Awards assumed pursuant to Section 7(a)(1) above; (ii) Awards converted pursuant to the proviso in Section 7(a)(3) into an ongoing right to receive payment other than Stock; and (iii) outstanding shares of Restricted Stock (which shall be treated in the same manner as other shares of Stock, subject to Section 7(a)(5)).

(5) Additional Limitations. Any share of Stock, cash or other property delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(2) above or the acceleration of exercisability of an Award under Section 7(a)(3) above shall not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b) Changes in and Distributions With Respect to Stock

(1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the Administrator shall make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan and to the maximum share limits described in Section 4(c), and shall also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) to take into account distributions to shareholders other than those provided for in Section 7(a) and Section 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder, having due regard for the qualification of ISOs under Section 422, the requirements of Section 409A, and for the performance-based compensation rules of Section 162(m), where applicable.

(3) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8. LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is, at the time of delivery, listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9. AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan, the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the Award. Any amendments to the Plan shall be conditioned upon shareholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Administrator.

10. OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.

11. MISCELLANEOUS

(a) Waiver of Jury Trial. By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

(b) Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Administrator, nor any person acting on behalf of the Company, any Affiliate, or the Administrator, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award; provided, that nothing in this Section 11(b) shall limit the ability of the Administrator or the Company, in its discretion, to provide by separate express written agreement with a Participant for a gross-up payment or other payment in connection with any such acceleration of income or additional tax.

12. ESTABLISHMENT OF SUB-PLANS

The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board will establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Administrator’s discretion under the Plan as the Board deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board deems necessary or desirable. All supplements adopted by the Board will be deemed to be part of the Plan, but each supplement will apply only to Participants within the affected jurisdiction and the Company will not be required to provide copies of any supplement to Participants in any jurisdiction that is not affected.

13. GOVERNING LAW

Except as otherwise provided by the express terms of an Award agreement or under a sub-plan described in Section 12, the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of our based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof will be governed by and construed in accordance with the domestic substantive laws of the State of California without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

EXHIBIT A
Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: The Board, except that the Board may delegate (i) to one or more of its members (or one or more other members of the Board) such of its duties, powers and responsibilities as it may determine; and (ii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation.

“Affiliate”: Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) and Section 414(c) of the Code.

“Award”: Any or a combination of the following:
(i) Stock Options.
(ii) SARs.
(iii) Restricted Stock.
(iv) Unrestricted Stock.
(v) Stock Units, including Restricted Stock Units.
(vi) Performance Awards.
(vii) Cash Awards.
(viii) Awards (other than Awards described in (i) through (vii) above) that are convertible into or otherwise based on Stock.

“Board”: The Board of Directors of the Company.

“Cash Award”: An Award denominated in cash.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Company”: La Jolla Pharmaceutical Company, a California corporation.

“Covered Transaction”: Any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding Common Stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

“Employee”: Any person who is employed by the Company or an Affiliate.

“Employment”: A Participant’s employment or other service relationship with the Company and its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or its Affiliates. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates. Notwithstanding the foregoing and the definition of “Affiliate” above, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms shall be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the

Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed a part of the Plan.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive stock option unless, as of the date of grant, it is expressly designated as an ISO.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to Performance Criteria. The Committee in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify.

“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. For purposes of Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion will mean an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; shareholder return; operating or gross margin; operating income; net income (before or after taxes); net operating income; net operating income after tax; pre-and after-tax income; pre-tax profit; cash flow (determined in the aggregate or on a per share basis); operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of expense or working capital levels; economic value added (or an equivalent metric); debt reduction; implementation or completion of projects or processes; sales of particular products or services; customer acquisition, retention or satisfaction; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Administrator may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Plan”: La Jolla Pharmaceutical Company 2013 Equity Incentive Plan as from time to time amended and in effect.

“Restricted Stock”: Stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the fair market value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A”: Section 409A of the Code.

“Section 422”: Section 422 of the Code.

“Section 162(m)”: Section 162(m) of the Code.

“Stock”: Common Stock of the Company, par value $0.001 per share.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

*            *             *

LA JOLLA PHARMACEUTICAL COMPANY
ATTN: GEORGE F. TIDMARSH
4550 TOWNE CENTRE COURT
SAN DIEGO, CA 92121

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
1
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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 George Tidmarsh, M.D. 02 Kevin Tang 03 Laura Johnson Douglass 04 Craig Johnson 05 David Ramsay
06 Robert Rosen

The Board of Directors recommends you vote FOR management proposals 2., 3. and 4.:

The Board of Directors recommends you vote 3 YEARS on the following management proposal:

	3 years	2 years	1 year	Abstain
5. To vote on the frequency of future advisory votes to approve the Company's executive compensation to our Named Executive Officers.	☐	☐	☐	☐

NOTE: To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

02 0000000000

0000429382_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com

LA JOLLA PHARMACEUTICAL COMPANY
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints George Tidmarsh and Dennis Mulroy, and each of them, with power to act without the other and with power of substitution, to serve as proxies, and hereby authorizes each of them to represent and vote as designated on the other side, all the shares of common stock of La Jolla Pharmaceutical Company (the "*Company*") standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held on October 8, 2019 or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, BUT THE CARD IS SIGNED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSALS 2, 3 AND 4, AND 3 YEARS FOR PROPOSAL 5 AND AS EACH OF SAID PROXIES DEEMS ADVISABLE ON SUCH OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. THE PERSONS NAMED AS PROXIES HEREIN SHALL HAVE FULL DISCRETIONARY AUTHORITY TO VOTE THE SHARES REPRESENTED BY A PROPERLY SIGNED AND RETURNED PROXY CARD FOR NOMINEES LISTED ON THE REVERSE AND FOR WHOM INSTRUCTIONS HAVE BEEN GIVEN TO WITHHOLD AUTHORITY IN THE MANNER AS THE BOARD OF DIRECTORS SHALL RECOMMEND OR OTHERWISE IN THE PROXIES DISCRETION.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000429382_2 R1.0.1.18